Exhibit 10.1

Published CUSIP Number: 69924LAA9

CREDIT AGREEMENT

Dated as of November 24, 2014

among

PARAMOUNT GROUP OPERATING PARTNERSHIP LP,

as the Borrower,

and

PARAMOUNT GROUP, INC.

and

CERTAIN SUBSIDIARIES OF

PARAMOUNT GROUP, INC.

FROM TIME TO TIME PARTY HERETO,

as Guarantors

BANK OF AMERICA, N.A.,

as Administrative Agent and Swing Line Lender

MORGAN STANLEY SENIOR FUNDING, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION

as Documentation Agent

BANK OF AMERICA, N.A.,

MORGAN STANLEY BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as L/C Issuers

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

BANK OF AMERICA MERRILL LYNCH,

MORGAN STANLEY SENIOR FUNDING, INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

5.03	Governmental Authorization; Other Consents	103
5.04	Binding Effect	104
5.05	Financial Statements; No Material Adverse Effect	104
5.06	Litigation	105
5.07	No Default	105
5.08	Ownership of Property	105
5.09	Environmental Compliance	105
5.10	Insurance	105
5.11	Taxes	105
5.12	ERISA Compliance	106
5.13	Subsidiaries; Equity Interests	106
5.14	Margin Regulations; Investment Company Act	107
5.15	Disclosure	107
5.16	Compliance with Laws	107
5.17	[Reserved]	107
5.18	Solvency	107
5.19	OFAC	107
5.20	Anti-Money Laundering Laws; Anti-Corruption Laws	108
5.21	REIT Status; Stock Exchange Listing	108
5.22	Unencumbered Properties	108
5.23	Subsidiary Guarantors	108
ARTICLE VI.	AFFIRMATIVE COVENANTS	109
6.01	Financial Statements	109
6.02	Certificates; Other Information	109
6.03	Notices	111
6.04	Payment of Taxes	112
6.05	Preservation of Existence, Etc.	112
6.06	Maintenance of Properties	112
6.07	Maintenance of Insurance	112
6.08	Compliance with Laws	113
6.09	Books and Records	113
6.10	Inspection Rights	113
6.11	Use of Proceeds	113
6.12	Additional Guarantors	113
6.13	Compliance with Environmental Laws	114
6.14	Minimum Property Condition	115
6.15	Further Assurances	115
6.16	Anti-Corruption Laws	115
6.17	Maintenance of REIT Status; Stock Exchange Listing	115
ARTICLE VII.	NEGATIVE COVENANTS	115
7.01	Liens	115
7.02	Investments	115
7.03	Indebtedness	116
7.04	Minimum Property Condition	117
7.05	Fundamental Changes; Dispositions	117
7.06	Restricted Payments	118

7.07	Change in Nature of Business	118
7.08	Transactions with Affiliates	118
7.09	Burdensome Agreements	119
7.10	Use of Proceeds	119
7.11	Financial Covenants	119
7.12	Amendments of Organization Documents	120
7.13	Accounting Changes	120
7.14	Anti-Money Laundering; Sanctions; Anti-Corruption Laws	120
7.15	Compliance with Environmental Laws	120
7.16	Parent Covenants	121
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	121
8.01	Events of Default	121
8.02	Remedies Upon Event of Default	124
8.03	Application of Funds	124
ARTICLE IX.	ADMINISTRATIVE AGENT	125
9.01	Appointment and Authority	125
9.02	Rights as a Lender	125
9.03	Exculpatory Provisions	126
9.04	Reliance by Administrative Agent	127
9.05	Delegation of Duties	127
9.06	Resignation of Administrative Agent	127
9.07	Non-Reliance on Administrative Agent and Other Lenders	129
9.08	No Other Duties, Etc.	129
9.09	Administrative Agent May File Proofs of Claim	129
9.10	Guaranty Matters	130
ARTICLE X.	CONTINUING GUARANTY	130
10.01	Guaranty	130
10.02	Rights of Lenders	131
10.03	Certain Waivers	131
10.04	Obligations Independent	131
10.05	Subrogation	131
10.06	Termination; Reinstatement	132
10.07	Subordination	132
10.08	Stay of Acceleration	132
10.09	Condition of the Borrower	132
10.10	Contribution	133
10.11	REIT Recourse Limitation	134
ARTICLE XI.	MISCELLANEOUS	134
11.01	Amendments, Etc.	134
11.02	Notices; Effectiveness; Electronic Communication	137
11.03	No Waiver; Cumulative Remedies; Enforcement	139
11.04	Expenses; Indemnity; Damage Waiver	140
11.05	Payments Set Aside	142
11.06	Successors and Assigns	143
11.07	Treatment of Certain Information; Confidentiality	149
11.08	Right of Setoff	150

11.09	Interest Rate Limitation	151
11.10	Counterparts; Integration; Effectiveness	151
11.11	Survival of Representations and Warranties	151
11.12	Severability	151
11.13	Replacement of Lenders	152
11.14	Governing Law; Jurisdiction; Etc.	152
11.15	Waiver of Jury Trial	153
11.16	No Advisory or Fiduciary Responsibility	154
11.17	Electronic Execution of Assignments and Certain Other Documents	154
11.18	USA PATRIOT Act	155
11.19	Releases of Subsidiary Guarantors	155
11.20	ENTIRE AGREEMENT	158
SIGNATURES		S1

SCHEDULES

1.01A	Closing Date Unencumbered Eligible Properties
1.01B	Disqualified Assignees
1.01C	REIT L/Cs
2.01	Commitments and Applicable Percentages
5.13	Subsidiaries; Equity Interests; Loan Parties
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Competitive Bid Request
B-2	Competitive Bid
C	Swing Line Loan Notice
D-1	Revolving A Note
D-2	Revolving B Note
E	Compliance Certificate
F-1	Assignment and Assumption
F-2	Administrative Questionnaire
G	Forms of U.S. Tax Compliance Certificates
H	Form of Joinder Agreement
I	Solvency Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 24, 2014, among PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), PARAMOUNT GROUP, INC., a Maryland corporation (the “REIT”), and certain subsidiaries of the REIT from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party hereto as L/C Issuers.

The Borrower has requested that the Lenders provide revolving credit facilities to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one basis point.

“Absolute Rate Loan” means a Bid Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Accepting Lenders” has the meaning specified in Section 11.01.

“Acquisition” means (a) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Equity Interests of another Person or (b) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person that constitute a business unit.

“Adjusted Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated EBITDA for such period, minus (b) the aggregate Capital Expenditure Amount for all Properties for such period.

“Adjusted Unencumbered NOI” means, for any period for any Unencumbered Eligible Property, (a) Unencumbered NOI for such Unencumbered Eligible Property for such period, less (b) the Capital Expenditure Amount for such Unencumbered Eligible Property, provided, that:

(i) not more than 25% of the aggregate Adjusted Unencumbered NOI for all Unencumbered Eligible Properties at any time may come from any single tenant, with any excess over the foregoing limit being excluded from such aggregate Adjusted Unencumbered NOI; and

(ii) not more than 20% of the aggregate Adjusted Unencumbered NOI for all Unencumbered Eligible Properties at any time may be in respect of Properties that are not office properties, with any excess over the foregoing limit being excluded from such aggregate Adjusted Unencumbered NOI.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affected Facility” has the meaning specified in Section 11.01.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the REIT or any of its Subsidiaries.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law.

“Applicable Percentage” means (a) in respect of the Revolving A Credit Facility, with respect to any Revolving A Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving A Credit Facility represented by such Revolving A Lender’s Revolving A Credit Commitment at such time, subject to adjustment as provided in Section 2.20; provided, that if the commitment of each Revolving A Lender to make Revolving A Credit Loans and the obligation of each Facility A L/C Issuer to make Facility A L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving A Credit Commitments have expired, then the Applicable Percentage of each Revolving A Lender in respect of the Revolving A Credit Facility shall be determined based on the Applicable Percentage of such Revolving A Lender in respect of the Revolving A Credit Facility most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement, (b) in respect of the Revolving B Credit Facility, with respect to any Revolving B Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving B Credit Facility represented by such Revolving B Lender’s Revolving B Credit Commitment at such time, subject to adjustment as provided in Section 2.20; provided, that if the commitment of each Revolving B Lender to make Committed Revolving B Credit Loans and the obligation of each Facility B L/C Issuer to make Facility B L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving B Credit Commitments have expired, then the Applicable Percentage of each Revolving B Lender in respect of the Revolving B Credit Facility shall be determined based on the Applicable Percentage of such Revolving B Lender in respect of the Revolving B Credit Facility most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Lender’s Revolving Credit Commitments at such time, subject to adjustment as provided in Section 2.20; provided, that if the commitment of each Revolving Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Eurodollar Rate Loan, Base Rate Loan, Letter of Credit Fee and Facility Fee, as the case may be:

(a) until the Investment Grade Pricing Effective Date, the applicable rate per annum set forth below, based upon the range into which the Consolidated Leverage Ratio then falls in accordance with the following table (the “Leverage-Based Applicable Rate”):

Pricing Level	Consolidated Leverage Ratio	Facility Fee	Eurodollar Rate Margin for Committed Revolving A Credit Loans and Facility A Letter of Credit Fee	Base Rate Margin	Eurodollar Rate Margin for Committed Revolving B Credit Loans and Facility B Letter of Credit Fee
Category 1	≤ 35%	0.20%	1.20%	0.20%	0.80%
Category 2	> 35% and ≤ 45%	0.25%	1.25%	0.25%	0.85%
Category 3	> 45% and ≤ 50%	0.25%	1.45%	0.45%	1.05%
Category 4	> 50% and ≤ 55%	0.30%	1.55%	0.55%	1.15%
Category 5	> 55% and ≤ 60%	0.35%	1.70%	0.70%	1.30%

The Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter based on the financial statements and related Compliance Certificate delivered pursuant to Section 6.01 and Section 6.02(b), respectively, in respect of such fiscal quarter or fiscal year, and each change in rates resulting from a change in the Consolidated Leverage Ratio shall be effective from and including the first Business Day immediately following the date when the Administrative Agent receives such financial statements and related Compliance Certificate indicating such change to but excluding the effective date of the next such change. Notwithstanding the foregoing, if either the financial statements or related Compliance Certificate are not delivered when due in accordance with Section 6.01 and Section 6.02(b), respectively, then the highest pricing (at Pricing Level Category 5) shall apply as of the first Business Day after the date on which such financial statements and related Compliance

Certificate were required to have been delivered and shall continue to apply until the first Business Day immediately following the date on which both such financial statements and related Compliance Certificate have been delivered in accordance with Section 6.01 and Section 6.02(b), respectively, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date financial statements and a Compliance Certificate are required to be delivered pursuant to Section 6.01 and Section 6.02(b), respectively, for the fiscal quarter ending December 31, 2014 shall be at Pricing Level Category 3. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.12(b); or

(b) at all times on and after the Investment Grade Pricing Effective Date, the applicable rate per annum set forth below, based upon the Debt Rating as set forth below applicable on such date (the “Ratings-Based Applicable Rate”):

Pricing Level	Debt Rating (S&P/Moody’s)	Facility Fee	Eurodollar Rate Margin for Committed Revolving A Credit Loans and Facility A Letter of Credit Fees	Base Rate Margin	Eurodollar Rate Margin for Committed Revolving B Credit Loans and Facility B Letter of Credit Fees
Category 1	≥ A- / A3	0.125%	0.875%	0.00%	0.475%
Category 2	BBB+ / Baa1	0.150%	0.925%	0.00%	0.525%
Category 3	BBB / Baa2	0.200%	1.050%	0.05%	0.650%
Category 4	BBB- / Baa3	0.250%	1.250%	0.25%	0.850%
Category 5	< BBB- / Baa3 (or unrated)	0.300%	1.650%	0.65%	1.250%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by S&P and/or Moody’s of the Borrower’s or the REIT’s non-credit enhanced, senior unsecured long-term debt; provided if at any time the Borrower or the REIT, as applicable, has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P), the Applicable Rate shall be determined based on the higher of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P) or more, the Applicable Rate shall be determined based on the Debt Rating that is one higher than the lower of the applicable Debt Ratings. If at any time the Borrower or the REIT, as applicable, has no Debt Rating, then the Applicable Rate shall be at Pricing Level Category 5.

“Applicable Revolving A Credit Percentage” means, with respect to any Revolving A Lender at any time, such Revolving A Lender’s Applicable Percentage in respect of the Revolving A Credit Facility at such time.

“Applicable Revolving B Credit Percentage” means, with respect to any Revolving B Lender at any time, such Revolving B Lender’s Applicable Percentage in respect of the Revolving B Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving A Credit Facility, a Lender that has a Revolving A Credit Commitment and/or a Revolving A Credit Loan at such time, (b) with respect to the Revolving B Credit Facility, a Lender that has a Revolving B Credit Commitment and/or a Committed Revolving B Credit Loan at such time, (c) with respect to the Facility A Letter of Credit Sublimit, (i) the Facility A L/C Issuers and (ii) if any Facility A Letters of Credit have been issued pursuant to Section 2.04(a), the Revolving A Lenders, (d) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.06(a), the Revolving A Lenders and (e) with respect to the Facility B Letter of Credit Sublimit and the REIT L/Cs, the Facility B L/C Issuers and the Revolving B Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT and its Subsidiaries, including the notes thereto.

“Availability Period” means at any time (a) in respect of the Revolving A Credit Facility, the period from and including the Closing Date to the earliest of (i) the Revolver A Maturity Date, (ii) the date of termination of the Revolving A Credit Facility pursuant to Section 2.08, and (iii) the date of termination of the commitment of each Revolving A Lender to make Revolving A Credit Loans and of the obligation of the Facility A L/C Issuers to make Facility A L/C Credit Extensions pursuant to Section 8.02, (b) with respect to the Revolving B Credit Commitment of a Revolving B Lender, the period from and including the Closing Date to the earliest of (i) the Revolver B Maturity Date in effect with respect to such Revolving B Lender, (ii) the date of termination of the Revolving B Credit Facility pursuant to Section 2.08, and (iii) the date of termination of the Revolving B Credit Commitments of all Revolving B Lenders and (c) in respect of the Revolving Credit Facility, the period from and including the Closing Date to the later of (i) the termination or expiration of the Availability Period in respect of the Revolving A Credit Facility and (ii) the termination or expiration of each Revolving B Lender’s Availability Period in respect of the Revolving B Credit Facility.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Revolving A Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.03.

“Bid Loan” has the meaning specified in Section 2.03(a).

“Bid Loan Lender” means, in respect of any Bid Loan, the Revolving A Lender making such Bid Loan to the Borrower.

“Bid Loan Sublimit” means an amount equal to 50% of the Revolving A Credit Facility. The Bid Loan Sublimit is part of, and not in addition to, the Revolving A Credit Facility.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit B-1.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving A Committed Borrowing, a Revolving B Committed Borrowing, a Bid Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditure Amount” means, for any Property for any period, an amount equal to the greater of (a) $0.25 per weighted average gross leasable square foot from such Property and (b) actual capital expenditures made with respect to such Property during such period (other than expenditures that are accounted for as capital expenditures by a Loan Party and that actually are paid for by a Person (including property sellers paying via closing credits and insurers) other than a Loan Party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period)); provided that the Consolidated Group’s Ownership Share of the Capital Expenditure Amount with respect to any Real Property owned or ground leased by an Unconsolidated Affiliate during any period will be included in the calculation of Capital Expenditure Amount for such period on a basis consistent with the above described treatment for Properties, and the Capital Expenditure Amount with respect to any Property that is owned by a non-Wholly-Owned Subsidiary of the Borrower or a non-Wholly-Owned Subsidiary of the REIT (other than the Borrower and its Subsidiaries) shall be adjusted to account for Minority Interests in such non-Wholly-Owned Subsidiary.

“Capitalization Rate” means 6.00%.

“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP as in effect on the Closing Date.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the applicable Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer(s) shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer(s). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (A) is a Lender or (B) (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the

United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the REIT shall (i) cease to be the sole general partner of the Borrower or shall otherwise cease to exclusively Control the Borrower; or (ii) cease to own, directly, (x) 100% of the general partnership interests of the Borrower and (y) Equity Interests of the Borrower representing at least 80% of the total economic interests of the Equity Interests of the Borrower, in each case free and clear of all Liens.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Committed Borrowing” means a Revolving A Committed Borrowing or a Revolving B Committed Borrowing.

“Committed Loan” means a Committed Revolving A Credit Loan or a Committed Revolving B Credit Loan.

“Committed Loan Notice” means a notice of (a) a Revolving A Committed Borrowing, (b) a Revolving B Committed Borrowing, (c) a conversion of Committed Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Committed Loans, pursuant to Section 2.02(a), substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Committed Revolving A Credit Loan” has the meaning specified in Section 2.01(a).

“Committed Revolving B Credit Loan” has the meaning specified in Section 2.01(b).

“Competitive Bid” means a written offer by a Revolving A Lender to make one or more Bid Loans, substantially in the form of Exhibit B-2, duly completed and signed by a Revolving A Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Affiliate” means any Person that is not a Subsidiary of the REIT (a) in which any member of the Consolidated Group, directly or indirectly, holds an Equity Interest and (b) whose financial results are consolidated with the financial results of the REIT under GAAP.

“Consolidated EBITDA” means, for any period, an amount determined in accordance with GAAP equal to: (a) Consolidated Net Income of the REIT for such period; plus (b) the sum of the following (without duplication and to the extent reflected as a charge or deduction in the statement of such Consolidated Net Income for such period): (i) depreciation and amortization expense, (ii) Consolidated Interest Expense, (iii) income tax expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any non-recurring expenses or losses, (vi) any expense or loss resulting from termination of a Swap Contract during such period, (vii) any other non-cash charges (including non-cash impairment charges), (viii) all commissions, guaranty fees, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (ix) the Consolidated Group’s Ownership Share of the foregoing items and components referenced in clauses (b)(i) through (b)(viii) above attributable to Unconsolidated Affiliates, and (x) reasonable transaction fees and expenses incurred in respect of the IPO, the Facilities and any Acquisition or debt incurrence (in each case whether or not consummated); minus (c) the sum of the following (to the extent included in the statement of such Consolidated Net Income for such period): (i) interest income (except to the extent deducted in determining such Consolidated Net Income), (ii) any non-recurring income or gains, (iii) any gain resulting from termination of a Swap Contract during such period, (iv) any non-cash income (including non-cash income arising from changes in fair market value of an asset), (v) any cash payments made during such period in respect of items described in clause (b)(vii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, and (vi) the Consolidated Group’s Ownership Share of the foregoing items and components referenced in clauses (c)(i) through (c)(v) above attributable to Unconsolidated Affiliates; provided that without duplication to the extent already excluded pursuant to the foregoing, Consolidated EBITDA shall not include the portion of the foregoing items and components referenced in clauses (b) and (c) above that is attributable to Minority Interests.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) all regularly scheduled principal payments made or required to be made with respect to Indebtedness of the REIT and its Subsidiaries during such period, other than any balloon or bullet payments necessary to repay maturing Indebtedness in full, (c) Restricted Payments with respect to preferred Equity Interests of the REIT or a Subsidiary thereof that are paid in cash during such period to a Person that is not a Wholly-Owned Subsidiary of the REIT, and (d) the Consolidated Group’s Ownership Share of the foregoing items and components referenced in clauses (b) and (c) attributable to the

Consolidated Group’s interests in Unconsolidated Affiliates; provided that Consolidated Fixed Charges shall not include the portion of the foregoing items and components referenced in clauses (a) through (c) above that is attributable to Minority Interests.

“Consolidated Group” means the Loan Parties and their consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense of the REIT and its consolidated Subsidiaries determined in accordance with GAAP (including for the avoidance of doubt interest attributable to Capitalized Leases) excluding the portion thereof that is attributable to Minority Interests and (ii) the Consolidated Group’s Ownership Share of the Interest Expense of Unconsolidated Affiliates.

“Consolidated Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) Consolidated Total Indebtedness, divided by (ii) Total Asset Value.

“Consolidated Net Income” means, with respect to any Person for any period and without duplication, the sum of (i) the consolidated net income (or loss) of such Person and its Subsidiaries, determined in accordance with GAAP, excluding the portion thereof that is attributable to Minority Interests and (ii) the Consolidated Group’s Ownership Share of the net income (or loss) attributable to Unconsolidated Affiliates.

“Consolidated Secured Indebtedness” means, at any time, Consolidated Total Indebtedness that is Secured Indebtedness.

“Consolidated Secured Recourse Indebtedness” means, at any time, Consolidated Secured Indebtedness that is not Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” means, as of any date of determination, Shareholders’ Equity, minus the Intangible Assets of the REIT and its Subsidiaries, plus all accumulated depreciation and amortization of the REIT and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, the then aggregate outstanding amount of all Indebtedness of the REIT and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, Consolidated Total Indebtedness at any time shall be reduced by an amount equal to the lesser of (i) the then Consolidated Group’s Ownership Share of PPF Paramount One Market Plaza Owner, L.P., multiplied by the then outstanding amount of Indebtedness of PPF Paramount One Market Plaza Owner, L.P. owed to the beneficiary of the REIT L/Cs and (ii) the then aggregate undrawn face amount of the REIT L/Cs.

“Consolidated Unsecured Indebtedness” means, at any time, Consolidated Total Indebtedness that is Unsecured Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.

“Customary Non-Recourse Carve-outs” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding for purposes hereof the unwinding of any Swap Contract.

“Disqualified Assignee” means a Person that is a competitor of the Borrower that is specifically identified by name on Schedule 1.01B, as such schedule may be updated from time to time after the Closing Date upon the written request of the Borrower to the Administrative Agent and consented to in writing by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed (but no such identification shall apply retroactively to a Person that already acquired and continues to hold (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest).

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Ground Lease” means a ground lease with a Wholly-Owned Subsidiary of the REIT as lessee as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options) of thirty (30) years or more from the date the Property is included as an Unencumbered Eligible Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Material into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means the REIT and any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Agreement” means the Escrow Agreement, dated as of October 8, 2014, among the Loan Parties, the Lenders, the Administrative Agent and Kaye Scholer LLP as escrow agent thereunder.

“Eurodollar Bid Margin” means the margin above or below the Eurodollar Rate to be added to or subtracted from the Eurodollar Rate applicable to a Eurodollar Margin Bid Loan, which margin shall be expressed in multiples of 1/100th of one basis point.

“Eurodollar Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything to the contrary contained herein, at any time that the Eurodollar Rate determined in accordance with the foregoing is less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Committed Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Rate Loan” means a Eurodollar Rate Committed Loan or a Eurodollar Margin Bid Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means any Subsidiary of the Borrower that:

(a) does not own or ground lease all or any portion of any Unencumbered Eligible Property;

(b) does not, directly or indirectly, own all or any portion of the Equity Interests of any Subsidiary of the Borrower that owns an Unencumbered Eligible Property; and

(c) is:

(i) not a Wholly-Owned Subsidiary of the Borrower; or

(ii) a borrower or guarantor of Secured Indebtedness owed to a non-Affiliate of the REIT (or a direct or indirect parent of such borrower or guarantor (other than the Borrower or the REIT)), and the terms of such Secured Indebtedness prohibit such Subsidiary from becoming a Guarantor; or

(iii) an Immaterial Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the

Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facilities” means, collectively, the Revolving A Credit Facility and the Revolving B Credit Facility.

“Facility A Individual L/C Sublimit” means (i) with respect to Bank of America, an amount equal to $33,333,333.33, (ii) with respect to Morgan Stanley, an amount equal to $33,333,333.34 and (iii) with respect to Wells Fargo, an amount equal to $33,333,333.33. The Facility A Individual L/C Sublimit of each Facility A L/C Issuer is part of, and not in addition to, the Facility A L/C Sublimit.

“Facility A L/C Advance” means, with respect to each Revolving A Lender, such Revolving A Lender’s funding of its participation in any Facility A L/C Borrowing in accordance with its Applicable Revolving A Credit Percentage.

“Facility A L/C Borrowing” means an extension of credit resulting from a drawing under any Facility A Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving A Committed Borrowing.

“Facility A L/C Credit Extension” means, with respect to any Facility A Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Facility A L/C Issuers” means, collectively, (i) Bank of America, (ii) Morgan Stanley and (iii) Wells Fargo, in each case in its capacity as issuer of a Facility A Letter of Credit hereunder.

“Facility A L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Facility A Letters of Credit plus the aggregate of all Facility A Unreimbursed Amounts, including all Facility A L/C Borrowings. For purposes of computing the amount available to be drawn under any Facility A Letter of Credit, the amount of such Facility A Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Facility A Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Facility A Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Facility A L/C Sublimit” means an amount equal to $100,000,000. The Facility A Letter of Credit Sublimit is part of, and not in addition to, the Revolving A Credit Facility.

“Facility A Letter of Credit” means any standby letter of credit issued hereunder under the Revolving A Credit Facility providing for the payment of cash upon the honoring of a presentation thereunder.

“Facility A Letter of Credit Expiration Date” means the day that is seven days prior to the Revolver A Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Facility A Letter of Credit Fee” has the meaning specified in Section 2.04(h).

“Facility A Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Facility B Individual L/C Sublimit” means (i) with respect to Bank of America, an amount equal to $66,666,666.67, (ii) with respect to Morgan Stanley, an amount equal to $66,666,666.66 and (iii) with respect to Wells Fargo, an amount equal to $66,666,666.67. The Facility B Individual L/C Sublimit of each Facility B L/C Issuer is part of, and not in addition to, the Facility B L/C Sublimit.

“Facility B L/C Advance” means, with respect to each Revolving B Lender, such Revolving B Lender’s funding of its participation in any Facility B L/C Borrowing in accordance with its Applicable Revolving B Credit Percentage.

“Facility B L/C Borrowing” means an extension of credit resulting from a drawing under a REIT L/C which has not been reimbursed on the date when made or refinanced as a Revolving B Committed Borrowing.

“Facility B L/C Credit Extension” means, with respect to a REIT L/C, the issuance thereof or extension of the expiry date thereof.

“Facility B L/C Issuers” means, collectively, (i) Bank of America, (ii) Morgan Stanley and (iii) Wells Fargo, in each case in its capacity as issuer of a REIT L/C hereunder.

“Facility B L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding REIT L/Cs plus the aggregate of all Facility B Unreimbursed Amounts, including all Facility B L/C Borrowings. For purposes of computing the amount available to be drawn under any REIT L/C, the amount of such REIT L/C shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a REIT L/C has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such REIT L/C shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Facility B L/C Sublimit” means an amount equal to $200,000,000. The Facility B Letter of Credit Sublimit is part of, and not in addition to, the Revolving B Credit Facility.

“Facility B Letter of Credit Expiration Date” means the day that is one day prior to the Revolver B Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Facility B Letter of Credit Fee” has the meaning specified in Section 2.05(h).

“Facility B Unreimbursed Amount” has the meaning specified in Section 2.05(c)(i).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471 (b) (1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 25, 2014, among the Borrower, the Administrative Agent and the Arrangers.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Facility A L/C Issuers, such Defaulting Lender’s Applicable Revolving A Credit Percentage of the outstanding Facility A L/C Obligations other than Facility A L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving A Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Facility B L/C Issuers, such Defaulting Lender’s Applicable Revolving B Credit Percentage of the outstanding Facility B L/C Obligations other than Facility B L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving B Lenders or Cash Collateralized in accordance with the terms hereof and (c) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving A Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving A Lenders in accordance with the terms hereof.

“Full Recourse Election Notice” means a written notice provided by the REIT to the Administrative Agent to the effect that the REIT has irrevocably elected to terminate the limitation on recourse otherwise applicable to its Guaranty pursuant to the first sentence of Section 10.11.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(f).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the REIT and each Subsidiary Guarantor.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Creditor Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means, on any date of determination, a Subsidiary of the REIT whose total assets as of the last day of the then most recently ended fiscal quarter were less than 1.5% of Total Asset Value.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are not past due for more than 60 days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capitalized Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Off-Balance Sheet Arrangements of such Person; and

(i) all Guarantees of such Person in respect of any of the foregoing, excluding guarantees of Non-Recourse Indebtedness for which recourse is limited to liability for Customary Non-Recourse Carveouts.

For all purposes hereof, (i) Indebtedness shall include the Consolidated Group’s Ownership Share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates, (ii) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (iii) Indebtedness shall not include the portion of the foregoing items and components referenced in clauses (a) through (i) above attributable to Minority Interests. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Revolver A Maturity Date” means November 24, 2018.

“Initial Revolver B Maturity Date” means November 24, 2015.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, excluding lease intangibles but including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, for any period with respect to any Person, without duplication, total interest expense of such Person and its consolidated Subsidiaries determined in accordance with GAAP (including for the avoidance of doubt interest attributable to Capitalized Leases).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolver A Maturity Date or Revolver B Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolver A Maturity Date or Revolver B Maturity Date, as applicable.

“Interest Period” means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or (in the case of any Eurodollar Rate Committed Loan) converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or Bid Request, as the case may be, or, in the case of Eurodollar Rate Committed Loans, such other period that is twelve months or less requested by the Borrower and consented to by all the Revolving A Lenders (in the case of a requested Eurodollar Rate Committed Loan that is Committed Revolving A Credit Loan) or all Revolving B Lenders (in the case of a requested Eurodollar Rate Committed Loan that is Committed Revolving B Credit Loan); and (b) as to each Absolute Rate Loan, a period of not less than 14 days and not more than 180 days as selected by the Borrower in its Bid Request; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Revolver A Maturity Date or Revolver B Maturity Date, as applicable.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Credit Rating” means receipt of a Debt Rating of BBB- or better from S&P or Baa3 or better from Moody’s.

“Investment Grade Pricing Effective Date” means the first Business Day following the date on which (a) the Borrower has obtained an Investment Grade Credit Rating and (b) the Borrower has delivered to the Administrative Agent an Officer’s Certificate (i) certifying that an

Investment Grade Credit Rating has been obtained and is in effect (which certification shall also set forth the Debt Rating(s) received, if any, from each of S&P and Moody’s as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Rate apply to the pricing of the Facilities.

“Investment Grade Release” has the meaning specified in Section 11.19(a).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary thereof) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means a Facility A L/C Borrowing or a Facility B L/C Borrowing.

“L/C Credit Extension” means a Facility A L/C Credit Extension or a Facility B L/C Credit Extension.

“L/C Issuers” means, collectively, the Facility A L/C Issuers and the Facility B L/C Issuers.

“L/C Obligations” means, collectively, the Facility A L/C Obligations and the Facility B L/C Obligations.

“Lease” means each existing or future lease, sublease (to the extent of any rights thereunder of the Borrower or any Unencumbered Property Subsidiary), license, or other agreement (other than an Eligible Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any Real Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a

Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any Facility A Letter of Credit or any REIT L/C.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fees” means, collectively, the Facility A Letter of Credit Fees and the Facility B Letter of Credit Fees.

“Leverage-Based Applicable Rate” has the meaning specified in the definition of “Applicable Rate.”

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, negative pledge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan, a Bid Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Escrow Agreement, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.19 of this Agreement, and the Fee Letter.

“Loan Modification Offer” has the meaning specified in Section 11.01.

“Loan Parties” means, collectively, (a) the Borrower, (b) the REIT, (c) at all times prior to an Investment Grade Release, each Subsidiary Guarantor and (d) upon and at all times following an Investment Grade Release, each Unencumbered Property Subsidiary.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Fees” means, with respect to each Property for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3.0%) per annum on the aggregate base rent and percentage rent due and payable under leases with respect to such Property.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business or financial condition of the REIT and its Subsidiaries, or the Borrower and its Subsidiaries, taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued by it that are outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.19(a)(i), (a)(ii) or (a)(iii), or Section 8.02(c) an amount equal to 103% of the Outstanding Amount of all L/C Obligations.

“Minimum Property Condition” means, that (i) there are at least three (3) Unencumbered Eligible Properties and (ii) the aggregate Unencumbered Asset Value of all Unencumbered Eligible Properties is at least $1,250,000,000.

“Minority Interest” means, with respect to any Person that is a direct or indirect non-Wholly-Owned Subsidiary or Consolidated Affiliate of (i) the Borrower or (ii) the REIT (other than the Borrower and its Subsidiaries), the Ownership Share of such Person that is held by a Person other than the REIT, the Borrower or a Wholly-Owned Subsidiary of the REIT or the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Morgan Stanley” means Morgan Stanley Bank, N.A. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Equity Proceeds” means all cash or other assets received by the REIT or the Borrower as a result of the sale of common shares, preferred shares, convertible securities or other ownership or equity interests in the REIT or the Borrower, less customary costs and discounts of issuance paid by the REIT or the Borrower to Persons that are not Affiliates of the REIT.

“New Lender Joinder Agreement” has the meaning specified in Section 2.18(c).

“NOI” means, with respect to any Property for any period, (a) property rental and other income derived from the operation of such Property from tenants paying rent as determined in accordance with GAAP, minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Property for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding (i) the portion of the foregoing items and components that is attributable to Minority Interests, (ii) any general and administrative expenses related to the operation of the REIT and its Subsidiaries, (iii) any interest expense or other debt service charges and (iv) any non-cash charges such as depreciation or amortization of financing costs minus (c) solely in the case of the Specified Property, all amounts paid during such period pursuant to the Specified LP Agreement to the “Class B Limited Partner” (as defined in the Specified LP Agreement).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means, with respect to a Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Non-Recourse Carve-Outs, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company resulting from a Guarantee of, or lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) the holder of such Indebtedness may not look to such Single Asset Holding Company personally for repayment, other than to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or pursuant to Customary Non-Recourse Carve-Outs or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash or cash equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.

“Note” means a Revolving A Credit Note or a Revolving B Credit Note, as the context may require.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the REIT is a party, under which the REIT or the Borrower has:

(a) any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;

(b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c) any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the REIT’s Equity Interests and classified in stockholders’ equity in the REIT’s statement of financial position, as described in FASB ASC 815-10-15-74; or

(d) any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the REIT or the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the REIT or its Subsidiaries.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans, Bid Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, Bid Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Ownership Share” means, with respect to any Subsidiary or Consolidated Affiliate of a Person (other than a Wholly-Owned Subsidiary thereof) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary, Consolidated Affiliate or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary, Consolidated Affiliate or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary, Consolidated Affiliate or Unconsolidated Affiliate.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Amendments” means, with respect to any Affected Facility, an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders thereof on customary terms (provided that such extensions may not result in having more than two maturity dates at any time with respect to the Revolving A Credit Facility without the consent of the Administrative Agent) and, in connection therewith, a change in the Applicable Rate with respect to the applicable Loans and/or Commitments of the Accepting Lenders thereof (including by implementation of a “LIBOR floor”) and the payment of additional fees to such Accepting Lenders.

“Permitted Equity Encumbrances” means:

(a) Liens pursuant to any Loan Document;

(b) Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet overdue for a period of more than thirty (30) days or are being contested in compliance with Section 6.04; and

(c) solely with respect to the Specified Property, encumbrances on the Equity Interests of PGREF V 1301 Participating LP arising under the Specified LP Agreement as in effect on the Closing Date; provided that the Borrower, either directly or through one or more Wholly-Owned Subsidiaries, at all times maintains exclusive control over the Specified Property, including control over the operation of, the disposition of, the granting of Liens in, and the incurrence, repayment and prepayment of Indebtedness with respect to, the Specified Property.

“Permitted Property Encumbrances” means:

(a) Liens pursuant to any Loan Document;

(b) easements, zoning restrictions, rights of way, sewers, electric lines, telegraph and telephone lines, encroachments, protrusions and similar encumbrances on real property imposed by law or arising in the ordinary course of business or other title and survey exceptions disclosed in the applicable title insurance policies, in any such case that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the REIT or any Subsidiary thereof;

(c) mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not yet overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) any interest of a lessee of a Property under leases entered into in the ordinary course of business of the applicable lessor; and

(e) rights of lessors under Eligible Ground Leases.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, for purposes of calculating compliance with Section 7.11 or determining the Leveraged Based Applicable Rate (as defined in the definition of Applicable Rate) in respect of a proposed Pro Forma Transaction, such transaction shall be deemed to have occurred as of the first day of the four (4) fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information (such period, the “Measuring Period”). As used herein, “Pro Forma Transaction” means (a) any incurrence or assumption of Indebtedness, (b) any removal of a Property as an Unencumbered Eligible Property (including a release of any Unencumbered Property Subsidiary from its obligations under the Guaranty) or any direct or indirect Disposition of any Person or Property (including through a merger, dissolution, liquidation or consolidation thereof), or (c) the making of any Investment or any other acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into). In connection with any calculation relating to Section 7.11 upon giving effect to a Pro Forma Transaction on a Pro Forma Basis for the applicable Measuring Period, in each case to the extent applicable and in a manner reasonably satisfactory to the Administrative Agent:

(i) any Indebtedness (x) that is to be incurred in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness incurred since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (y) that is to be retired or repaid in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness retired or repaid since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period;

(ii) income statement items (whether positive or negative) attributable to (x) any Person or Property being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction, and all other Persons and Properties directly or indirectly Disposed of or removed since the last day of such Measuring Period, shall be excluded and (y) any Person or Property being acquired in connection with such Pro Forma Transaction, and all other Persons and Properties acquired since the last day of such Measuring Period, shall be included as of the first day of such Measuring Period;

(iii) Total Asset Value shall (x) exclude the portion of Total Asset Value attributable to any Person or Property being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction and all other Persons and Properties directly or indirectly Disposed of or removed since the last day of such Measuring Period, and (y) include, as of the first day of such Measuring Period, the acquisition price of any Person or Property being acquired in connection with such Pro Forma Transaction and the acquisition price paid for all other Persons and Properties acquired since the last day of such Measuring Period;

(iv) Unencumbered Asset Value shall (x) exclude the portion of Unencumbered Asset Value attributable to any Unencumbered Eligible Property being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction and all other Unencumbered Properties directly or indirectly Disposed of or removed since the last day of such Measuring Period, and (ii) include, as of the first day of such Measuring Period, the acquisition price of any Property being acquired in connection with such Pro Forma Transaction (to the extent such property will be an Unencumbered Eligible Property upon the acquisition thereof) and the acquisition price paid for all other Unencumbered Eligible Properties acquired since the last day of such Measuring Period; and

(v) to the extent any other pro forma adjustments are to be included in connection with any such calculation, such adjustments are (A) directly attributable to such Pro Forma Transaction, (B) expected to have a continuing impact on the Consolidated Group and (C) factually supportable (in the judgment of the Administrative Agent).

“Property” means any Real Property which is owned or ground leased, directly or indirectly, by the REIT or a Subsidiary thereof.

“Public Lender” has the meaning specified in Section 6.02.

“Real Property” as to any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness; provided that personal recourse for Customary Non-Recourse Carve-Outs shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT” has the meaning specified in the introductory paragraph hereto.

“REIT L/C Non-Extension Notice Date” has the meaning specified in Section 2.05(b).

“REIT L/Cs” means, collectively, the standby letters of credit listed on Schedule 1.01C to be issued by the Facility B L/C Issuers on the Closing Date, and “REIT L/C” means any one of them.

“REIT IPO” has the meaning specified in Section 4.01(a)(xi).

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to a Bid Loan, a Bid Request, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Financial Information” means, with respect to each fiscal period or quarter of the REIT (a) the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) and (b) the Compliance Certificate and other calculations required to be delivered to the Administrative Agent pursuant to Section 6.02(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this computation). The Total Credit Exposure of, and Total Outstandings held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving A Lenders” means, at any time, Revolving A Lenders having Total A Credit Exposures in the aggregate representing more than 50% of the Total A Credit Exposures of all Revolving A Lenders or, if the commitment of each Revolving A Lender to make Committed Revolving A Credit Loans and the obligation of the Facility A L/C Issuers to make Facility A L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving A Lenders holding in the aggregate more than 50% of the Total A Outstandings (with the aggregate amount of each Revolving A Lender’s participation in Facility A L/C Obligations and Swing Line Loans being deemed “held” by such Revolving A Lender for purposes of this computation). The Total A Credit Exposure of, and Total A Outstandings held by, any Defaulting Lender shall be disregarded in determining Required Revolving A Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Facility A Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving A Lender shall be deemed to be held by the Revolving A Lender that is the Swing Line Lender or the applicable Facility A L/C Issuer, as the case may be, in making such determination.

“Required Revolving B Lenders” means, at any time, Revolving B Lenders having Total B Credit Exposures in the aggregate representing more than 50% of the Total B Credit Exposures of all Revolving B Lenders or, if the commitment of each Revolving B Lender to make Revolving B Credit Loans has been terminated pursuant to Section 8.02, Revolving B Lenders holding in the aggregate more than 50% of the Total B Outstandings (with the aggregate amount of each Revolving B Lender’s participation in Facility B L/C Obligations being deemed “held” by such Revolving B Lender for purposes of this computation). The Total B Credit Exposure of, and Total B Outstandings held by, any Defaulting Lender shall be disregarded in determining Required Revolving B Lenders at any time; provided that the amount of any participation in any Facility B Unreimbursed Amounts that such Defaulting Lender has failed to fund shall be deemed to be held by the applicable Facility B L/C Issuer in making such determination.

“Responsible Officer” means (i) in the case of any Loan Party that has one or more officers, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Loan Party, (ii) in the case of any Loan Party that does not have any officers, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the REIT, (iii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the REIT, and (iv) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers listed in clause (i) (and, in the case of a Loan Party that does not have any officers, any other officer or employee of the REIT so designated by any of the foregoing officers listed in clause (ii)) in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party (and, in the case of a Loan Party that does not have any officers, any other officer or employee of the REIT) designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party (and, in the case of a Loan Party that does not have any officers, the REIT) and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party (and, in the case of a Loan Party that does not have any officers, the REIT).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolver A Maturity Date” means the later of (i) the Initial Revolver A Maturity Date and (ii) if the Initial Revolver A Maturity Date is extended pursuant to Section 2.16, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Revolver A Maturity Date shall be the next preceding Business Day.

“Revolver B Maturity Date” means, with respect to the Revolving B Credit Commitment of any Revolving B Lender and the Total B Outstandings owing to such Lender, the later of (i) the Initial Revolver B Maturity Date and (ii) if the Initial Revolver B Maturity Date is extended pursuant to Section 2.17, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Revolver B Maturity Date shall be the next preceding Business Day.

“Revolving A Committed Borrowing” means a borrowing consisting of simultaneous Committed Revolving A Credit Loans of the same Type and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of the Revolving A Lenders pursuant to Section 2.01(a).

“Revolving A Credit Commitment” means, as to each Revolving A Lender, its obligation to (a) make Committed Revolving A Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in Facility A L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving A Lender’s name on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Revolving A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving A Credit Exposure” means, as to any Revolving A Lender at any time, the aggregate principal amount at such time of its outstanding Revolving A Credit Loans and such Revolving A Lender’s participation in Facility A L/C Obligations and Swing Line Loans at such time.

“Revolving A Credit Facility” means, at any time, the aggregate amount of the Revolving A Lenders’ Revolving A Credit Commitments at such time. On the Closing Date, the amount of the Revolving A Credit Facility is $800,000,000.

“Revolving A Credit Loan” means an extension of credit by a Revolving A Lender to the Borrower under Article II in the form of a Committed Revolving A Credit Loan, a Bid Loan or a Swing Line Loan.

“Revolving A Lender” means, at any time, any Lender that has a Revolving A Credit Commitment or holds a Revolving A Credit Loan, a participation in a Facility A Letter of Credit or a participation in a Swing Line Loan at such time.

“Revolving A Note” means a promissory note made by the Borrower in favor of a Revolving A Lender evidencing Revolving A Credit Loans made by such Revolving A Lender, substantially in the form of Exhibit D-1.

“Revolving B Committed Borrowing” means a borrowing consisting of simultaneous Committed Revolving B Credit Loans of the same Type and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of the Revolving B Lenders pursuant to Section 2.01(b).

“Revolving B Credit Commitment” means, as to each Revolving B Lender, its obligation to (a) make Committed Revolving B Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in Facility B L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving B Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving B Credit Exposure” means, as to any Revolving B Lender at any time, the aggregate principal amount at such time of its outstanding Committed Revolving B Credit Loans and such Revolving B Lender’s participation in Facility B L/C Obligations at such time.

“Revolving B Credit Facility” means, at any time, the aggregate amount of the Revolving B Lenders’ Revolving B Credit Commitments at such time. On the Closing Date, the amount of the Revolving B Credit Facility is $200,000,000.

“Revolving B Lender” means, at any time, any Lender that has a Revolving B Credit Commitment or holds a Committed Revolving B Credit Loan or a participation in a REIT L/C.

“Revolving B Note” means a promissory note made by the Borrower in favor of a Revolving B Lender evidencing Committed Revolving B Credit Loans made by such Revolving B Lender, substantially in the form of Exhibit D-2.

“Revolving Credit Commitment” means a Revolving A Credit Commitment or a Revolving B Credit Commitment or both, as the context may require.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate amount at such time such Lender’s Revolving A Credit Exposure and Revolving B Credit Exposure.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving A Credit Facility and the Revolving B Credit Facility at such time.

“Revolving Credit Loan” means a Revolving A Credit Loan or a Committed Revolving B Credit Loan or both, as the context may require.

“Revolving Lender” means, at any time, a Revolving A Lender or a Revolving B Lender or both, as the context may require.

“Sanction(s)” means any economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a Subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means Indebtedness of any Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or leased by the REIT, any Subsidiary thereof or any Unconsolidated Affiliate, as applicable.

“Secured Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Consolidated Secured Indebtedness, divided by (b) Total Asset Value.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the REIT and its Subsidiaries as of that date determined in accordance with GAAP.

“Significant Subsidiary” means, on any date of determination, each Subsidiary or group of Subsidiaries of the REIT whose total assets as of the last day of the then most recently ended fiscal quarter were equal to or greater than 5% of the Total Asset Value (it being understood that such calculations shall be determined in the aggregate for all Subsidiaries of the REIT subject to any of the events specified in clause (e), (f), (g) or (h) of Section 8.01).

“Single Asset Entity” means a Person (other than an individual) that (a) only owns or ground leases pursuant to an Eligible Ground Lease a Property and/or cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of such Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes hereof (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company” has the meaning specified in the definition of Single Asset Entity.

“Solvency Certificate” means a solvency certificate of the chief financial officer or the chief accounting officer of the Borrower, substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.06(f).

“Specified Guarantors” means, collectively, 1301 Properties Owner LP and PGREF V 1301 Participating LP.

“Specified LP Agreement” means that certain Limited Partnership Agreement of PGREF V 1301 Participating LP, entered into as of the 13th day of August, 2008 by and among 1301 Participating GP LLC f/k/a 1301 Participating GP Inc., PGREF V 1301 Sixth Holding LP and German American Capital Corporation.

“Specified Property” means the Property located at 1301 Avenue of the Americas, New York, New York.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT.

“Subsidiary Guarantor” means, (a) at all times prior to an Investment Grade Release, all existing and future direct and indirect Subsidiaries of the REIT other than Excluded Subsidiaries and (b) upon and at all times following an Investment Grade Release, each Unencumbered Property Subsidiary (if any) that is (i) a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness of the REIT or the Borrower or (ii) a Specified Guarantor, unless, in each case under clauses (a) and (b), released in accordance with Section 11.19(b) or (c), as applicable, or otherwise with the consent of the Administrative Agent and Required Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any nationally recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.06.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.06(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.06(b), which shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Revolving A Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving A Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $50,000,000.

“Total A Credit Exposure” means, as to any Revolving A Lender at any time, the unused Revolving A Credit Commitment and Revolving A Credit Exposure of such Revolving A Lender at such time.

“Total A Outstandings” means the aggregate Outstanding Amount of all Committed Revolving A Credit Loans, Bid Loans, Swing Line Loans and all Facility A L/C Obligations.

“Total Asset Value” means, at any time, the sum of (a) the aggregate NOI for all of the Consolidated Group’s Properties (limited to the Ownership Share thereof with respect to Properties that are not Wholly-Owned by the REIT, the Borrower or a Wholly-Owned Subsidiary thereof) for the period of four fiscal quarters most recently ended on or prior to such date of determination, and divided by the Capitalization Rate (excluding the NOI for any Property not owned for the entirety of such four fiscal quarter period), (b) the acquisition price paid for any Property (other than land, or properties that are under construction or otherwise under development and not yet substantially complete) acquired that has not been owned for a period of four full fiscal quarters as of such date of determination, (c) cash and Cash Equivalents of the REIT and its Subsidiaries as of the end of the fiscal quarter most recently ended on or prior to such date of determination, (d) the aggregate GAAP book value of all unimproved land owned by the REIT and its Subsidiaries as of the last day of the fiscal quarter most recently ended on or prior to such date of determination, (e) the aggregate GAAP book value of all mortgage notes receivable held by the REIT and its Subsidiaries as of the last day of the fiscal quarter most recently ended on or prior to such date of determination, and (f) the aggregate GAAP book value of all Properties that are under construction or otherwise under development and not substantially complete as of the last day of the fiscal quarter most recently ended on or prior to such date of determination; provided that the Consolidated Group’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in clause (c) above) will be included in the calculation of Total Asset Value on a basis consistent with the above described treatment for Wholly-Owned Properties and other assets, and Total Asset Value shall not include the portion of the foregoing items and components referenced in clauses (a) through (f) above that is attributable to Minority Interests.

“Total B Credit Exposure” means, as to any Revolving B Lender at any time, the unused Revolving B Credit Commitment and Revolving B Credit Exposure of such Revolving B Lender at such time.

“Total B Outstandings” means the aggregate Outstanding Amount of all Committed Revolving B Credit Loans and all Facility B L/C Obligations.

“Total Credit Exposure” means, as to any Lender at any time, the aggregate amount of such Lender’s Total A Credit Exposure and Total B Credit Exposure at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Eurodollar Margin Bid Loan.

“Unconsolidated Affiliates” means any Person (a) in which any member of the Consolidated Group, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the REIT on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the REIT under GAAP.

“Unencumbered Asset Value” means, as of any date of determination, the sum of (a) (i) the aggregate Adjusted Unencumbered NOI from Unencumbered Eligible Properties owned or ground leased pursuant to an Eligible Ground Lease for the period of four full fiscal quarters most recently ended on or prior to such date of determination, divided by (ii) the Capitalization Rate, plus (b) the aggregate acquisition cost of all Unencumbered Eligible Properties owned or ground leased pursuant to an Eligible Ground Lease as of the last day of the fiscal quarter most recently ended on or prior to such date of determination for a period less than four full fiscal quarters; provided, however that not more than fifteen percent (15%) of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are subject to Eligible Ground Leases (rather than Wholly-Owned in fee simple), with any excess over the foregoing limit being excluded from Unencumbered Asset Value.

“Unencumbered Eligible Property” has the meaning specified in the definition of “Unencumbered Property Criteria,” and on the Closing Date shall include the Properties listed on Schedule 1.01A. For the avoidance of doubt, each Unencumbered Eligible Property that is owned or ground leased directly or indirectly by (i) an Unencumbered Property Subsidiary that is the subject of a release pursuant to Section 11.19(b) or (ii) a Specified Guarantor that is the subject of a release pursuant to Section 11.19(c) will immediately upon such release cease to be an Unencumbered Eligible Property unless (x) such Property satisfies all of the Unencumbered Property Criteria (other than the criterion requiring such Unencumbered Property Subsidiary or Specified Guarantor to be a Guarantor) and (y) the Administrative Agent provides its prior written consent.

“Unencumbered Interest Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) the aggregate Adjusted Unencumbered NOI with respect to all Unencumbered Eligible Properties for such fiscal quarter, to (b) the portion of Consolidated Interest Expense for such fiscal quarter that is attributable to Unsecured Indebtedness.

“Unencumbered NOI” means, as of the last day of any period, the aggregate NOI for such period attributable to all Unencumbered Eligible Properties owned or ground leased pursuant to an Eligible Ground Lease during such period.

“Unencumbered Property Criteria” means, in order for any Property to be included as an Unencumbered Eligible Property it must meet and continue to satisfy each of the following criteria (each such property that meets such criteria being referred to as an “Unencumbered Eligible Property”):

(a) The Property is an office property (and may include retail components).

(b) The Property is Wholly-Owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly to the Borrower, a Subsidiary Guarantor or, after the occurrence of the Investment Grade Release, an Unencumbered Property Subsidiary that is not required to be a Subsidiary Guarantor.

(c) Each Unencumbered Property Subsidiary with respect to the Property must be organized in a state within the United States or in the District of Columbia, and the Property itself must be located in a state within the United States or in the District of Columbia.

(d) The Equity Interests of each Unencumbered Property Subsidiary with respect to such Property are not subject to any Liens or other encumbrances (other than Permitted Equity Encumbrances).

(e) The Property is not subject to any ground lease (other than an Eligible Ground Lease), Lien and/or encumbrance or any restriction on the ability of the REIT, the Borrower and each Unencumbered Property Subsidiary with respect to such Property to transfer or encumber such Property or income therefrom or proceeds thereof (other than Permitted Property Encumbrances).

(f) The Property does not have any title, survey, environmental, structural, architectural or other defects that would interfere with the use of such properties for their intended purpose in any material respect and shall not be subject to any condemnation or similar proceeding.

(g) No Unencumbered Property Subsidiary with respect to such Property is subject to any proceedings under any Debtor Relief Law.

(h) No Unencumbered Property Subsidiary with respect to such Property shall incur or otherwise be liable for any Indebtedness (other than (x) Indebtedness under the Facility, (y) guaranties of Indebtedness of the Borrower or the REIT so long as such Unencumbered Property Subsidiary is a Subsidiary Guarantor and (z) in the case of an Unencumbered Property Subsidiary that indirectly owns all or any portion of an Unencumbered Eligible Property (an “Indirect Owner”), unsecured guaranties of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Non-Recourse Carve-Outs).

In addition, the Administrative Agent may in its discretion agree to include as an Unencumbered Eligible Property a Property that (a) is not an office property, subject to (i) compliance with all other Unencumbered Property Criteria, as same may be adjusted by the Administrative Agent, acting in consultation with the Borrower, to reflect the type of Property to be included and (ii) adjustment of the definitions of Capital Expenditure Amount and Capitalization Rate and such other terms and conditions of this Agreement as the Administrative Agent, acting in consultation with the Borrower, reasonably deems appropriate to reflect the type of Property to be included or (b) otherwise does not satisfy all the Unencumbered Property Criteria but only to the extent contemplated in Section 6.12(c).

“Unencumbered Property Subsidiary” means each Subsidiary of the Borrower that owns or ground leases, directly or indirectly, all or a portion of any Unencumbered Eligible Property.

“United States” and “U.S.” mean the United States of America.

“Unsecured Indebtedness” means Indebtedness of any Person that is not Secured Indebtedness.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Lease directly or indirectly by, such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such Person.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the phrase “would not reasonably be expected to have a Material Adverse Effect” and words of similar import shall be construed to mean “would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect” and the phrase “would reasonably be expected to have a Material Adverse Effect” and words of similar import shall be construed to mean “would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

(a) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(b) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein or determining the Leveraged Based Applicable Rate (as defined in the definition of Applicable Rate), Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the REIT and its Subsidiaries or to the determination of any amount for the REIT and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component,

carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

(a) Committed Revolving A Credit Loans. Subject to the terms and conditions set forth herein, each Revolving A Lender severally agrees to make loans denominated in Dollars (each such loan, a “Committed Revolving A Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period in respect of the Revolving A Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving A Lender’s Revolving A Credit Commitment; provided, however, that after giving effect to any Revolving A Committed Borrowing, (i) the Total A Outstandings shall not exceed the Revolving A Credit Facility and (ii) the Revolving A Credit Exposure of any Revolving A Lender shall not exceed such Revolving A Lender’s Revolving A Credit Commitment. Within the limits of each Revolving A Lender’s Revolving A Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.07, and reborrow under this Section 2.01(a). Committed Revolving A Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Committed Revolving B Credit Loans. Subject to the terms and conditions set forth herein, each Revolving B Lender severally agrees to make loans denominated in Dollars (each such loan, a “Committed Revolving B Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period in respect of the Revolving B Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving B Lender’s Revolving B Credit Commitment; provided, however, that after giving effect to any Revolving B Committed Borrowing, (i) the Total B Outstandings shall not exceed the Revolving B Credit Facility and (ii) the Revolving B Credit Exposure of any Revolving B Lender shall not exceed such Revolving B Lender’s Revolving B Credit Commitment. Within the limits of each

Revolving B Lender’s Revolving B Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.07, and reborrow under this Section 2.01(b). Committed Revolving B Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or of any conversion of Eurodollar Rate Committed Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Committed Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a minimum principal amount of $5,000,000. Except as provided in Sections 2.04(c), 2.05(c) and 2.06(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a minimum principal amount of $500,000. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving A Committed Borrowing or a Revolving B Committed Borrowing, a conversion of Committed Revolving A Credit Loans or Committed Revolving B Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Loans that are Committed Revolving A Credit Loans or Committed Revolving B Credit Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Revolving A Credit Loans or Committed Revolving B Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed A Revolving A Credit Loans or Committed Revolving B Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Committed Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Revolving A Credit Percentage or Applicable Revolving B Credit Percentage, as applicable, of the applicable Committed Revolving A Credit Loans or Committed Revolving B Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that (x) if, on the date a Committed Loan Notice with respect to a Revolving A Committed Borrowing is given by the Borrower, there are Facility A L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Facility A L/C Borrowings, and second, shall be made available to the Borrower as provided above and (y) if, on the date a Committed Loan Notice with respect to a Revolving B Committed Borrowing is given by the Borrower, there are Facility B L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Facility B L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Committed Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Committed Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Bid Loans.

(a) General. Subject to the terms and conditions set forth herein, each Revolving A Lender agrees that the Borrower may from time to time on and after the Investment Grade Pricing Effective Date, request the Revolving A Lenders to submit offers to make loans (each such loan, a “Bid Loan”) to the Borrower prior to the Revolver A Maturity Date pursuant to this Section 2.03; provided, however, that after giving effect to any Bid Borrowing, (i) the Total A Outstandings shall not exceed the Revolving A Credit Facility, and (ii) the aggregate Outstanding Amount of all Bid Loans shall not exceed the Bid Loan Sublimit. There shall not be more than ten different Interest Periods in effect with respect to Bid Loans at any time.

(b) Requesting Competitive Bids. The Borrower may request the submission of Competitive Bids by delivering a Bid Request to the Administrative Agent not later than 12:00 noon (i) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Bid Loans requested (which must be $10,000,000 or a whole multiple of $1,000,000 in excess thereof), (iii) the Type of Bid Loans requested, and (iv) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer of the Borrower. No Bid Request shall contain a request for (i) more than one Type of Bid Loan or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole discretion, the Borrower may not submit a Bid Request if it has submitted another Bid Request within the prior five Business Days.

(c) Submitting Competitive Bids.

(i) The Administrative Agent shall promptly notify each Revolving A Lender of each Bid Request received by it from the Borrower and the contents of such Bid Request.

(ii) Each Revolving A Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans; provided, however, that any Competitive Bid submitted by Bank of America in its capacity as a Revolving A Lender in response to any Bid Request must be submitted to the Administrative Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other Revolving A Lenders in response to such Bid Request. Each Competitive Bid shall specify (A) the proposed date of the Bid Borrowing; (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Revolving A Credit Commitment of the bidding Revolving A Lender, (y) must be $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (C) if the proposed Bid Borrowing is to consist of

Absolute Rate Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (D) if the proposed Bid Borrowing is to consist of Eurodollar Margin Bid Loans, the Eurodollar Bid Margin with respect to each such Eurodollar Margin Bid Loan and the Interest Period applicable thereto; and (E) the identity of the bidding Revolving A Lender.

(iii) Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Revolving A Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Revolving A Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv) Subject only to the provisions of Sections 3.02, 3.03 and 4.02 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d) Notice to Borrower of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Administrative Agent shall notify the Borrower of the identity of each Revolving A Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.

(e) Acceptance of Competitive Bids. Not later than 11:30 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.03(d). The Borrower shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Borrower may accept any Competitive Bid in whole or in part; provided that:

(i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(ii) the principal amount of each Bid Loan must be $10,000,000 or a whole multiple of $1,000,000 in excess thereof;

(iii) the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurodollar Bid Margins within each Interest Period; and

(iv) the Borrower may not accept any offer that is described in Section 2.03(c)(iii) or that otherwise fails to comply with the requirements hereof.

(f) Procedure for Identical Bids. If two or more Revolving A Lenders have submitted Competitive Bids at the same Absolute Rate or Eurodollar Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurodollar Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(e)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Borrower, the Administrative Agent and such Revolving A Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Revolving A Lender in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.

(g) Notice to Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Revolving A Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Borrower by the applicable time specified in Section 2.03(e) shall be deemed rejected.

(h) Notice of Eurodollar Rate. If any Bid Borrowing is to consist of Eurodollar Margin Bid Loans, the Administrative Agent shall determine the Eurodollar Rate for the relevant Interest Period, and promptly after making such determination, shall notify the Borrower and the Revolving A Lenders that will be participating in such Bid Borrowing of such Eurodollar Rate.

(i) Funding of Bid Loans. Each Revolving A Lender that has received notice pursuant to Section 2.03(g) that all or a portion of its Competitive Bid has been accepted by the Borrower shall make the amount of its Bid Loan(s) available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent.

(j) Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.03, the Administrative Agent shall notify each Revolving A Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

2.04 Facility A Letters of Credit.

(a) The Facility A Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Facility A L/C Issuer agrees, in reliance upon the agreements of the Revolving A Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Facility A Letter of Credit Expiration Date, to issue Facility A

Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Facility A Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Facility A Letters of Credit; and (B) the Revolving A Lenders severally agree to participate in Facility A Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any Facility A L/C Credit Extension with respect to any Facility A Letter of Credit, (w) the Total A Outstandings shall not exceed the Revolving A Credit Facility, (x) the Revolving A Credit Exposure of any Revolving A Lender shall not exceed such Revolving A Lender’s Revolving A Credit Commitment, (y) the Outstanding Amount of the Facility A L/C Obligations with respect to Facility A Letters of Credit issued by each Facility A L/C Issuer shall not exceed such Facility A L/C Issuer’s Facility A Individual L/C Sublimit, and (z) the Outstanding Amount of the Facility A L/C Obligations shall not exceed the Facility A Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment (including any extension) of a Facility A Letter of Credit shall be deemed to be a representation by the Borrower that the Facility A L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Facility A Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Facility A Letters of Credit to replace Facility A Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Facility A L/C Issuer shall issue any Facility A Letter of Credit, if:

(A) subject to Section 2.04(b)(iii), the expiry date of the requested Facility A Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Administrative Agent, the applicable Facility A L/C Issuer and the Required Revolving A Lenders have approved such expiry date; or

(B) the expiry date of the requested Facility A Letter of Credit would occur after the Facility A Letter of Credit Expiration Date, unless the Administrative Agent, the applicable Facility A L/C Issuer and all the Revolving A Lenders have approved such expiry date.

(iii) No Facility A L/C Issuer shall be under any obligation to issue any Facility A Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Facility A L/C Issuer from issuing the Facility A Letter of Credit, or any Law applicable to such Facility A L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Facility A L/C Issuer shall prohibit, or request that such Facility A L/C Issuer refrain from, the issuance of letters of credit generally or the Facility A Letter of Credit in particular or shall impose upon such Facility A L/C Issuer with respect to the Facility A Letter of Credit any restriction, reserve or capital requirement (for which such Facility A L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Facility A L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Facility A L/C Issuer in good faith deems material to it;

(B) the issuance of the Facility A Letter of Credit would violate one or more policies of such Facility A L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Facility A L/C Issuer, the Facility A Letter of Credit is in an initial stated amount less than $50,000;

(D) the Facility A Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Revolving A Lender is at that time a Defaulting Lender, unless such Facility A L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Facility A L/C Issuer (in its sole discretion) with the Borrower or such Revolving A Lender to eliminate such Facility A L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Facility A Letter of Credit then proposed to be issued or that Facility A Letter of Credit and all other Facility A L/C Obligations as to which such Facility A L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No Facility A L/C Issuer shall amend any Facility A Letter of Credit if such Facility A L/C Issuer would not be permitted at such time to issue the Facility A Letter of Credit in its amended form under the terms hereof.

(v) No Facility A L/C Issuer shall be under any obligation to amend any Facility A Letter of Credit if (A) such Facility A L/C Issuer would have no obligation at such time to issue the Facility A Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Facility A Letter of Credit does not accept the proposed amendment to the Facility A Letter of Credit.

(vi) Each Facility A L/C Issuer shall act on behalf of the Revolving A Lenders with respect to any Facility A Letters of Credit issued by it and the documents associated therewith, and such Facility A L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Facility A L/C Issuer in connection with Facility A Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Facility A Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Facility A L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Facility A L/C Issuer.

(b) Procedures for Issuance and Amendment of Facility A Letters of Credit; Auto-Extension Facility A Letters of Credit.

(i) Each Facility A Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to a Facility A L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such Facility A L/C Issuer, by personal delivery or by any other means acceptable to such Facility A L/C Issuer. Such Letter of Credit Application must be received by the applicable Facility A L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days (or such later date and time as the Administrative Agent and such Facility A L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Facility A Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Facility A L/C Issuer: (A) the proposed issuance date of the requested Facility A Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Facility A Letter of Credit; and (H) such other matters as the applicable Facility A L/C Issuer may require. In the case of a request for an amendment of any outstanding Facility A Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Facility A L/C Issuer (A) the Facility A Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Facility A L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable Facility A L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Facility A Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Facility A L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application for a Facility A Letter of Credit, the applicable Facility A L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Facility A L/C Issuer will provide the Administrative Agent (who shall in turn make available same to the Revolving A Lenders) with a copy thereof. Unless such Facility A L/C Issuer has received written notice from any Revolving A Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Facility A Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Facility A L/C Issuer shall, on the requested date, issue a Facility A Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Facility A L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Facility A Letter of Credit by a Facility A L/C Issuer, each Revolving A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Facility A L/C Issuer a risk participation in such Facility A Letter of Credit in an amount equal to the product of such Revolving A Lender’s Applicable Revolving A Credit Percentage times the amount of such Facility A Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application in respect of a Facility A Letter of Credit, the applicable Facility A L/C Issuer may, in its sole discretion, agree to issue a Facility A Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Facility A Letter of Credit”); provided that any such Auto-Extension Facility A Letter of Credit must permit such Facility A L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Facility A Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Facility A Letter of Credit is issued. Unless otherwise directed by such Facility A L/C Issuer, the Borrower shall not be required to make a specific request to such Facility A L/C Issuer for any such extension. Once an Auto-Extension Facility A Letter of Credit has been issued, the Revolving A Lenders shall be deemed to have authorized (but may not require) such Facility A L/C Issuer to permit the extension of such Facility A Letter of Credit at any time to an expiry date not later than the Facility A Letter of Credit Expiration Date; provided, however, that such Facility A L/C Issuer shall not permit any such extension if (A) such Facility A L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Facility A Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving A Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving A Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Facility A L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application for a Facility A Letter of Credit, the applicable Facility A L/C Issuer may, in its sole discretion, agree to issue a Facility A Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Facility A Letter of Credit”). The Borrower shall not be required to make a specific request to such Facility A L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Facility A Letter of Credit has been issued, except as provided in the following sentence, the Revolving A Lenders shall be deemed to have authorized (but may not require) such Facility A L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Facility A Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Facility A Letter of Credit permits such Facility A L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Facility A L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving A Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving A Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as a Facility A L/C Credit Extension for purposes of this clause) and, in each case, directing such Facility A L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Facility A Letter of Credit or any amendment to a Facility A Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Facility A L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Facility A Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Facility A Letter of Credit of any compliant notice of a drawing under such Facility A Letter of Credit, the applicable Facility A L/C Issuer shall notify the Borrower and the Administrative Agent thereof (such notification provided by a Facility A L/C Issuer to the Borrower and the Administrative Agent being referred to herein as a “Facility A L/C Draw Notice”). If a Facility A L/C Draw Notice with respect to a Facility A Letter of Credit is received by the Borrower (x) on or prior to 11:00 a.m. on the date of any payment by such Facility A L/C Issuer under a Facility A Letter of Credit (each such date, a “Facility A L/C Honor Date”), then, not later than 1:00 p.m. on the Facility A L/C Honor Date, the Borrower shall reimburse such Facility A L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. on the Facility A L/C Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Facility A L/C Honor Date, the Borrower shall reimburse the Facility A L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Borrower, pursuant to clauses (x) and (y) of this sentence, is required to reimburse the Facility A L/C Issuer for a drawing under a Facility A Letter of Credit is referred to herein as the “Facility A L/C Reimbursement Date”); provided, however, that if the Facility A L/C Reimbursement Date for a drawing under a Facility A Letter of Credit is the Business Day following the Facility A L/C Honor Date pursuant to clause (y) of this sentence, the Facility A Unreimbursed Amount shall accrue interest from and including the Facility A L/C Honor Date until such time as the Facility A L/C Issuer is reimbursed in full therefor (whether through payment by the Borrower and/or through a Committed Revolving A Credit Loan or Facility A L/C Borrowing made in accordance with paragraph (ii) or (iii) of this Section 2.04(c)) at a rate equal to (A) for the period from and including the Facility A L/C Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Revolving A Credit Loan that is a Base Rate Loan and (B) thereafter, at the Default Rate applicable to a Revolving A Credit Loan that is a Base Rate Loan. Interest accruing on the Facility A Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrower upon demand to the Administrative Agent, solely for the account of the applicable Facility A L/C Issuer. If the Borrower fails to reimburse the applicable Facility A L/C Issuer for the full amount of the Facility A Unreimbursed Amount in accordance with the preceding sentence on the applicable L/C Reimbursement Date, the Administrative Agent shall promptly notify each Revolving A Lender that a payment was made on the Facility A Letter of Credit, the Facility A L/C Honor Date, the Facility A L/C Reimbursement Date (if different from the Facility A L/C Honor Date), the amount of the unreimbursed drawing (the “Facility A Unreimbursed Amount”), and the amount of such Revolving A Lender’s Applicable Revolving A Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving A Committed Borrowing of Base Rate Loans to be disbursed on the Facility A L/C Honor Date in an amount equal to the Facility A Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving A Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by a Facility A L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving A Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Facility A L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving A Credit Percentage of the Facility A Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving A Lender that so makes funds available shall be deemed to have made a Committed Revolving A Credit Loan consisting of a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Facility A L/C Issuer.

(iii) With respect to any Facility A Unreimbursed Amount that is not fully refinanced by a Revolving A Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Facility A L/C Issuer a Facility A L/C Borrowing in the amount of the Facility A Unreimbursed Amount that is not so refinanced, which Facility A L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate applicable to a Commitment Revolving A Credit Loan that is a Base Rate Loan. In such event, each Revolving A Lender’s payment to the Administrative Agent for the account of the applicable Facility A L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such Facility A L/C Borrowing and shall constitute a Facility A L/C Advance from such Revolving A Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Revolving A Lender funds its Committed Revolving A Credit Loan or Facility A L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable Facility A L/C Issuer for any amount drawn under any Facility A Letter of Credit, interest in respect of such Revolving A Lender’s Applicable Revolving A Credit Percentage of such amount shall be solely for the account of such Facility A L/C Issuer.

(v) Each Revolving A Lender’s obligation to make Committed Revolving A Credit Loans or Facility A L/C Advances to reimburse the applicable Facility A L/C Issuers for amounts drawn under any Facility A Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving A Lender may have against such Facility A L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving A Lender’s obligation to make Committed Revolving A Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of a Facility A L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Facility A L/C Issuer for the amount of any payment made by such Facility A L/C Issuer under any Facility A Letter of Credit issued by such Facility A L/C Issuer, together with interest as provided herein.

(vi) If any Revolving A Lender fails to make available to the Administrative Agent for the account of the applicable Facility A L/C Issuer any amount required to be paid by such Revolving A Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such Facility A L/C Issuer shall be entitled to recover from such Revolving A Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Facility A L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Facility A L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Facility A L/C Issuer in connection with the foregoing. If such Revolving A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving A Lender’s Committed Revolving A Credit Loan included in the relevant Revolving A Committed Borrowing or Facility A L/C Advance in respect of the relevant Facility A L/C Borrowing, as the case may be. A certificate of the applicable Facility A L/C Issuer submitted to any Revolving A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after a Facility A L/C Issuer has made a payment under any Facility A Letter of Credit and has received from any Revolving A Lender such

Revolving A Lender’s Facility A L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such Facility A L/C Issuer any payment in respect of the related Facility A Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving A Lender its Applicable Revolving A Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a Facility A L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Facility A L/C Issuer in its discretion), each Revolving A Lender shall pay to the Administrative Agent for the account of such Facility A L/C Issuer its Applicable Revolving A Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving A Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each Facility A L/C Issuer for each drawing under each Facility A Letter of Credit issued by such Facility A L/C Issuer and to repay each Facility A L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Facility A Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Facility A Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Facility A L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Facility A Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Facility A Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Facility A Letter of Credit;

(iv) waiver by such Facility A L/C Issuer of any requirement that exists for such Facility A L/C Issuer’s protection and not the protection of the Borrower or any waiver by such Facility A L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Facility A Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such Facility A L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Facility A Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by such Facility A L/C Issuer under such Facility A Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Facility A Letter of Credit; or any payment made by such Facility A L/C Issuer under such Facility A Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Facility A Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Loan Party.

The Borrower shall promptly examine a copy of each Facility A Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Facility A L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such Facility A L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Facility A L/C Issuers. Each Revolving A Lender and the Borrower agrees that, in paying any drawing under a Facility A Letter of Credit, the applicable Facility A L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Facility A Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Facility A L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Facility A L/C Issuer shall be liable to any Revolving A Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving A Lenders, the Required Revolving A Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Facility A Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Facility A Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Facility A L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Facility A L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against a Facility A L/C Issuer, and a Facility A L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Facility A L/C Issuer’s willful misconduct or gross negligence or such Facility A L/C Issuer’s willful failure to pay under any Facility A Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Facility A Letter of Credit. In furtherance and not in limitation of the foregoing, any Facility A L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Facility A L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility A Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Facility A L/C Issuer may send a Facility A Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Facility A L/C Issuer and the Borrower when a Facility A Letter of Credit is issued, the rules of the ISP shall apply to each Facility A Letter of Credit. Notwithstanding the foregoing, no Facility A L/C Issuer shall be responsible to the Borrower for, and no Facility A L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Facility A L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Facility A Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Facility A L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Facility A Letter of Credit chooses such law or practice.

(h) Facility A Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving A Lender in accordance, subject to Section 2.20, with its Applicable Revolving A Credit Percentage a Facility A Letter of Credit fee (the “Facility A Letter of Credit Fee”) for each Facility A Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Facility A Letter of Credit. For purposes of computing the daily amount available to be drawn under any Facility A Letter of Credit, the amount of such Facility A Letter of Credit shall be determined in accordance with Section 1.06. Facility A Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Facility A Letter of Credit, on the Facility A Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Facility A Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving A Lenders, while any Event of Default exists, all Facility A Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to Facility A L/C Issuers. The Borrower shall pay directly to each Facility A L/C Issuer for its own account a fronting fee with respect to each Facility A Letter of Credit issued by such Facility A L/C Issuer, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Facility A Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Facility A Letter of Credit, on the Facility A Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Facility A Letter of Credit, the amount of such Facility A Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each Facility A L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Facility A L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Facility A Letters of Credit Issued for Subsidiaries. Notwithstanding that a Facility A Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Facility A L/C Issuer hereunder for any and all drawings under such Facility A Letter of Credit. The Borrower hereby acknowledges that the issuance of Facility A Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Periodic Notification of Outstanding Facility A Letters of Credit. Within five Business Days following the last day of each calendar month, each Facility A L/C Issuer shall provide to the Administrative Agent a written report or statement (each an “L/C Statement”) listing all Facility A Letters of Credit that were issued by such Facility A L/C Issuer and were outstanding as of the last day of such month. Each L/C Statement shall include such detail as is necessary to identify the beneficiary of each Letter of Credit listed thereon and the outstanding face amount thereof. In addition, each Facility A L/C Issuer shall from time to time provide to the Administrative Agent an updated L/C Statement upon the Administrative Agent’s reasonable request.

2.05 REIT L/Cs.

(a) The Facility B Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Facility B L/C Issuer agrees, in reliance upon the agreements of the Revolving B Lenders set forth in this Section 2.05, (1) to issue a REIT L/C for the account of PPF Paramount One Market Plaza Owner, LP, a Delaware limited partnership and a Subsidiary of the Borrower, on the Closing Date as set forth on Schedule 1.01C, and to amend or extend such REIT L/C issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the REIT L/C issued by it; and (B) the Revolving B Lenders severally agree to participate in the REIT L/Cs and any drawings thereunder; provided that after giving effect to any Facility B L/C Credit Extension with respect to any REIT L/C, (x) the Total B Outstandings shall not exceed the Revolving B Credit Facility and (y) the Revolving B Credit Exposure of any Revolving B Lender shall not exceed such Revolving B Lender’s Revolving B Credit Commitment. The request by the Borrower for the issuance or amendment of a REIT L/C shall be deemed to be a representation by the Borrower that the Facility B L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.

(ii) Each Facility B L/C Issuer shall act on behalf of the Revolving B Lenders with respect to the REIT L/C issued by it and the documents associated therewith, and such Facility B L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Facility B L/C Issuer in connection with the REIT L/C issued by it and Issuer Documents pertaining to such REIT L/C as fully as if the term “Administrative Agent” as used in Article IX included such Facility B L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Facility B L/C Issuer.

(iii) No Facility B L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving B Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Facility B Letter of Credit Expiration Date.

(iv) No Facility B L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Facility B L/C Issuer from issuing the Letter of Credit, or any Law applicable to such Facility B L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Facility B L/C Issuer shall prohibit, or request that such Facility B L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Facility B L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Facility B L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Facility B L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Facility B L/C Issuer in good faith deems material to it; or

(B) any Revolving B Lender is at that time a Defaulting Lender, unless such Facility B L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Facility B L/C Issuer (in its sole discretion) with the Borrower or such Revolving B Lender to eliminate such Facility B L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Facility B L/C Obligations as to which the Facility B L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b) Procedures for Issuance and Amendment of REIT L/Cs; Auto-Extension.

(i) Each REIT L/C shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Facility B L/C Issuer (with a copy to the Administrative Agent and, in the case of a request for an amendment to a REIT L/C, each of the Revolving B Lenders) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such Facility B L/C Issuer, by personal delivery or by any other means acceptable to such Facility B L/C Issuer. Such Letter of Credit Application must be received by the applicable Facility B L/C Issuer, the Administrative Agent and, if applicable, the Required B Lenders not later than 11:00 a.m. at least (i) five Business Days prior to the Closing Date (in the case of the issuance of a REIT L/C) or (ii) five Business Days (or such later date and time as the Administrative Agent, such Facility B L/C Issuer and the Revolving B Lenders may agree in a particular instance in their sole discretion) prior to the proposed date of amendment of a REIT L/C. In the case of the request for the issuance of a REIT L/C, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Facility B L/C Issuer: (A) the proposed issuance date of the requested REIT L/C (which shall be the Closing Date); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested REIT L/C; and (H) such other matters as the applicable Facility B L/C Issuer may require. In the case of a request for an amendment of any outstanding REIT L/C, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Facility B L/C Issuer (A) the REIT L/C to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day);

(C) the nature of the proposed amendment; and (D) such other matters as the applicable Facility B L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable Facility B L/C Issuer, the Administrative Agent and the Revolving B Lenders such other documents and information pertaining to such requested REIT L/C issuance or amendment, including any Issuer Documents, as the applicable Facility B L/C Issuer, the Administrative Agent or any Revolving B Lender may reasonably require.

(ii) Each Facility B L/C Issuer shall, on the Closing Date, issue the REIT L/C to be issued by it. Immediately upon the issuance of a REIT L/C by a Facility B L/C Issuer, each Revolving B Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Facility B L/C Issuer a risk participation in such REIT L/C in an amount equal to the product of such Revolving B Lender’s Applicable Revolving B Credit Percentage times the amount of such REIT L/C.

(iii) Promptly after receipt of any Letter of Credit Application for the amendment of a REIT L/C, the applicable Facility B L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Facility B L/C Issuer will provide the Administrative Agent (who shall in turn provide the Revolving B Lenders) with a copy thereof. The applicable Facility B L/C Issuer and each Revolving B Lender shall, at least two (2) Business Days prior to the requested date of the amendment to the applicable REIT L/C, notify the Administrative Agent in writing as to whether or not it consents to the requested amendment to such REIT L/C; provided, that if the applicable Facility B L/C Issuer or any Revolving B Lender fails to so notify the Administrative Agent on or prior to such time, such Facility B L/C Issuer or Revolving B Lender shall be deemed to not have consented to the requested amendment. The Administrative Agent shall notify the applicable Facility B Lender within one (1) Business Day prior to the requested date of such amendment as to whether or not the written consents of such Facility B L/C Issuer and all of the Revolving B Lenders to such amendment have been received. The applicable Facility B L/C Issuer shall only make the requested amendment to such REIT L/C if such Facility B L/C Issuer and all of the Revolving B Lenders have provided their written consent to such amendment.

(iv) Each Facility B L/C Issuer agrees that the REIT L/C to be issued by it on the Closing Date will have automatic extension provisions that permit such Facility B L/C Issuer to prevent any such extension at least once in each twelve-month period by giving prior notice to the beneficiary thereof not later than the date specified in such REIT L/C (the “REIT L/C Non-Extension Notice Date”). The Borrower shall not be required to make a specific request to such Facility B L/C Issuer for any such extension. Once a REIT L/C has been issued, the Revolving B Lenders shall be deemed to have authorized (but may not require) the applicable Facility B L/C Issuer to permit the extension of such REIT L/C at any time to an expiry date not later than the Facility B Letter of Credit Expiration Date; provided, however, that (1) such Facility B L/C Issuer may, in its sole discretion, prevent the extension of the REIT L/C issued by it and (2) on or prior to the date that is five Business Days prior to the REIT L/C Non-Extension Notice Date, each Facility B L/C Issuer shall notify the Administrative Agent in writing (who shall in turn notify each of the Facility B L/C Issuers) as to whether or not such

Facility B L/C Issuer will prevent the extension of the REIT L/C issued by it and, if any Facility B L/C Issuer notifies the Administrative Agent that it will be preventing the extension of the REIT L/C issued by it, any Facility B L/C Issuer that previously indicated that it would not prevent the extension of the REIT L/C issued by it may change its election and prevent the extension of the REIT L/C issued by it as well.

(v) Promptly after its delivery of a REIT L/C or any amendment to a REIT L/C to an advising bank with respect thereto or to the beneficiary thereof, the applicable Facility B L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such REIT L/C or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any REIT L/C of any compliant notice of a drawing under such REIT L/C, the applicable Facility B L/C Issuer shall notify the Borrower and the Administrative Agent thereof (such notification provided by a Facility B L/C Issuer to the Borrower and the Administrative Agent being referred to herein as a “Facility B L/C Draw Notice”). If a Facility B L/C Draw Notice with respect to a REIT L/C is received by the Borrower (x) on or prior to 11:00 a.m. on the date of any payment by such Facility B L/C Issuer under a REIT L/C (each such date, a “Facility B L/C Honor Date”), then, not later than 1:00 p.m. on the Facility B L/C Honor Date, the Borrower shall reimburse such Facility B L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. on the Facility B L/C Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Facility B L/C Honor Date, the Borrower shall reimburse the Facility B L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Borrower, pursuant to clauses (x) and (y) of this sentence, is required to reimburse the Facility B L/C Issuer for a drawing under a REIT L/C is referred to herein as the “Facility B L/C Reimbursement Date”); provided, however, that if the Facility B L/C Reimbursement Date for a drawing under a REIT L/C is the Business Day following the Facility B L/C Honor Date pursuant to clause (y) of this sentence, the Facility B Unreimbursed Amount shall accrue interest from and including the Facility B L/C Honor Date until such time as the Facility B L/C Issuer is reimbursed in full therefor (whether through payment by the Borrower and/or through a Committed Revolving B Credit Loan or Facility B L/C Borrowing made in accordance with paragraph (ii) or (iii) of this Section 2.05(c)) at a rate equal to (A) for the period from and including the Facility B L/C Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Committed Revolving B Credit Loan that is a Base Rate Loan and (B) thereafter, at the Default Rate applicable to a Committed Revolving B Credit Loan that is a Base Rate Loan. Interest accruing on the Facility B Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrower upon demand to the Administrative Agent, solely for the account of the applicable Facility B L/C Issuer. If the Borrower fails to reimburse the applicable Facility B L/C Issuer for the full amount of the Facility B Unreimbursed Amount in accordance with the preceding sentence on the applicable Facility B L/C Reimbursement Date, the Administrative Agent shall promptly notify each Revolving B Lender that a payment was made on the REIT L/C, the Facility B L/C Honor Date, the

Facility B L/C Reimbursement Date (if different from the Facility B L/C Honor Date), the amount of the unreimbursed drawing (the “Facility B Unreimbursed Amount”), and the amount of such Revolving B Lender’s Applicable Revolving B Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving B Committed Borrowing of Base Rate Loans to be disbursed on the Facility B L/C Honor Date in an amount equal to the Facility B Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving B Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by a Facility B L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving B Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Facility B L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving B Credit Percentage of the Facility B Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving B Lender that so makes funds available shall be deemed to have made a Committed Revolving B Credit Loan consisting of a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Facility B L/C Issuer.

(iii) With respect to any Facility B Unreimbursed Amount that is not fully refinanced by a Revolving B Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Facility B L/C Issuer a Facility B L/C Borrowing in the amount of the Facility B Unreimbursed Amount that is not so refinanced, which Facility B L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate applicable to a Committed Revolving B Credit Loan that is a Base Rate Loan. In such event, each Revolving B Lender’s payment to the Administrative Agent for the account of the applicable Facility B L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such Facility B L/C Borrowing and shall constitute a Facility B L/C Advance from such Revolving B Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving B Lender funds its Committed Revolving B Credit Loan or Facility B L/C Advance pursuant to this Section 2.05(c) to reimburse the applicable Facility B L/C Issuer for any amount drawn under the applicable REIT L/C, interest in respect of such Revolving B Lender’s Applicable Revolving B Credit Percentage of such amount shall be solely for the account of such Facility B L/C Issuer.

(v) Each Revolving B Lender’s obligation to make Committed Revolving B Credit Loans or Facility B L/C Advances to reimburse the applicable Facility B L/C

Issuers for amounts drawn under any REIT L/Cs, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving B Lender may have against such Facility B L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving B Lender’s obligation to make Committed Revolving B Credit Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of a Facility B L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Facility B L/C Issuer for the amount of any payment made by such Facility B L/C Issuer under the REIT L/C issued by such Facility B L/C Issuer, together with interest as provided herein.

(vi) If any Revolving B Lender fails to make available to the Administrative Agent for the account of the applicable Facility B L/C Issuer any amount required to be paid by such Revolving B Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such Facility B L/C Issuer shall be entitled to recover from such Revolving B Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Facility B L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Facility B L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Facility B L/C Issuer in connection with the foregoing. If such Revolving B Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving B Lender’s Committed Revolving B Credit Loan included in the relevant Revolving B Committed Borrowing or Facility B L/C Advance in respect of the relevant Facility B L/C Borrowing, as the case may be. A certificate of the applicable Facility B L/C Issuer submitted to any Revolving B Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after a Facility B L/C Issuer has made a payment under the REIT L/C issued by it and has received from any Revolving B Lender such Revolving B Lender’s Facility B L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Facility B L/C Issuer any payment in respect of the related Facility B Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving B Lender its Applicable Revolving B Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a Facility B L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Facility B L/C Issuer in its discretion), each Revolving B Lender shall pay to the Administrative Agent for the account of such Facility B L/C Issuer its Applicable Revolving B Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving B Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving B Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each Facility B L/C Issuer for each drawing under the REIT L/C issued by such Facility B L/C Issuer and to repay each Facility B L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such REIT L/C, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such REIT L/C (or any Person for whom any such beneficiary or any such transferee may be acting), such Facility B L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such REIT L/C or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such REIT L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such REIT L/C;

(iv) waiver by such Facility B L/C Issuer of any requirement that exists for such Facility B L/C Issuer’s protection and not the protection of the Borrower or any waiver by such Facility B L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such REIT L/C requires that demand be in the form of a draft;

(vi) any payment made by such Facility B L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such REIT L/C if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by such Facility B L/C Issuer under such REIT L/C against presentation of a draft or certificate that does not strictly comply with the terms of such REIT L/C; or any payment made by such Facility B L/C Issuer under such REIT L/C to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such REIT L/C, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Loan Party.

The Borrower shall promptly examine a copy of each REIT L/C and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Facility B L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such Facility B L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Facility B L/C Issuers. Each Revolving B Lender and the Borrower agrees that, in paying any drawing under a REIT L/C, the applicable Facility B L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such REIT L/C) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Facility B L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Facility B L/C Issuer shall be liable to any Revolving B Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving B Lenders, the Required Revolving B Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any REIT L/C or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any REIT L/C; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Facility B L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Facility B L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against a Facility B L/C Issuer, and a Facility B L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Facility B L/C Issuer’s willful misconduct or gross negligence or such Facility B L/C Issuer’s willful failure to pay under any REIT L/C after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a REIT L/C. In furtherance and not in limitation of the foregoing, any Facility B L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Facility B L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a REIT L/C or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Facility B L/C Issuer may send a REIT L/C or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Facility B L/C Issuer and the Borrower when a REIT L/C is issued, the rules of the ISP shall apply to such REIT L/C. Notwithstanding the foregoing, no Facility B L/C Issuer shall be responsible to the Borrower for, and no Facility B L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Facility B L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any REIT L/C or this Agreement, including the Law or any order of a jurisdiction where such Facility B L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any REIT L/C chooses such law or practice.

(h) Facility B Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving B Lender in accordance, subject to Section 2.20, with its Applicable Revolving B Credit Percentage a Facility B Letter of Credit Fee (the “Facility B Letter of Credit Fee”) for each REIT L/C equal to the Applicable Rate times the daily amount available to be drawn under such REIT L/C. For purposes of computing the daily amount available to be drawn under any REIT L/C, the amount of such REIT L/C shall be determined in accordance with Section 1.06. Facility B Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such REIT L/C, on the Facility B Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each REIT L/C shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving B Lenders, while any Event of Default exists, all Facility B Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to Facility B L/C Issuers. The Borrower shall pay directly to each Facility B L/C Issuer for its own account a fronting fee with respect to the REIT L/C issued by such Facility B L/C Issuer, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such REIT L/C on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such REIT L/C, on the Facility B Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any REIT L/C, the amount of such REIT L/C shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each Facility B L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Facility B L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) REIT L/Cs Issued for the REIT. Notwithstanding that a REIT L/C issued or outstanding hereunder is in support of any obligations of, or is for the account of, the REIT, the Borrower shall be obligated to reimburse the applicable Facility B L/C Issuer hereunder for any and all drawings under such REIT L/C. The Borrower hereby acknowledges that the issuance of REIT L/Cs for the account of REIT inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the REIT.

(l) Periodic Notification of Outstanding REIT L/Cs. Within five Business Days following the last day of each calendar month, each Facility B L/C Issuer shall provide to the Administrative Agent a written report or statement (each an “L/C Statement”) listing all REIT L/Cs that were issued by such Facility B L/C Issuer and were outstanding as of the last day of such month. Each L/C Statement shall include such detail as is necessary to identify the beneficiary of each Letter of Credit listed thereon and the outstanding face amount thereof. In addition, each Facility B L/C Issuer shall from time to time provide to the Administrative Agent an updated L/C Statement upon the Administrative Agent’s reasonable request.

2.06 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving A Lenders set forth in this Section 2.06, agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period for the Revolving A Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Outstanding Amount of Committed Revolving A Credit Loans and Bid Loans of the Revolving A Lender acting as Swing Line Lender and such Revolving A Lender’s Applicable Revolving A Credit Percentage of the Outstanding Amount of Facility A L/C Obligations, may exceed the amount of such Revolving A Lender’s Revolving A Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total A Outstandings shall not exceed the Revolving A Credit Facility, and (ii) the Revolving A Credit Exposure of any Revolving A Lender except the Swing Line Lender shall not exceed such Revolving A Lender’s Revolving A Credit Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.06, prepay under Section 2.07, and reborrow under this Section 2.06. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving A Lender’s Applicable Revolving A Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving A Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.06(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving A Lender make a Committed Revolving A Credit Loan that is a Base Rate Loan in an amount equal to such Revolving A Lender’s Applicable Revolving A Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving A Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving A Lender shall make an amount equal to its Applicable Revolving A Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than

1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.06(c)(ii), each Revolving A Lender that so makes funds available shall be deemed to have made a Committed Revolving A Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving A Committed Borrowing in accordance with Section 2.06(c)(i), the request for Committed Revolving A Credit Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving A Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving A Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.06(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving A Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving A Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving A Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving A Lender’s Committed Revolving A Credit Loan included in the relevant Revolving A Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving A Lender’s obligation to make Committed Revolving A Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving A Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving A Lender’s obligation to make Committed Revolving A Credit Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving A Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving A Lender its Applicable Revolving A Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving A Lender shall pay to the Swing Line Lender its Applicable Revolving A Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving A Lender funds its Committed Revolving A Credit Loan or risk participation pursuant to this Section 2.06 to refinance such Revolving A Lender’s Applicable Revolving A Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.07 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Committed Loans shall be in a minimum principal amount of $2,000,000; and (iii) any prepayment of Base Rate Committed Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Committed Loans are to be prepaid, the Interest Period(s) of such Loans, and whether such prepayment applies to Committed Revolving A Credit Loans and/or Committed Revolving B Credit Loans (and if such prepayment applies to Committed Revolving A Credit Loans and Committed Revolving B Credit Loans, the allocation between such Loans). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Revolving A Credit Percentage and/or Applicable Revolving B Credit Percentage, as applicable, of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.20, each such prepayment received (i) at a time that no Event of Default is continuing shall be applied to the Committed Loans of the Appropriate Lenders in accordance with their respective Applicable Revolving A Credit Percentages and/or Applicable Revolving B Credit Percentages, as applicable and (ii) at a time that an Event of Default is continuing shall be applied to or, in the case of L/C Obligations that consist of the aggregate amount available to be drawn under all outstanding Letters of Credit, Cash Collateralize, the Revolving Credit Exposure of all Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total A Outstandings at any time exceed the Revolving A Credit Facility then in effect, the Borrower shall immediately prepay Revolving A Credit Loans and/or Cash Collateralize the Facility A L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the Facility A L/C Obligations pursuant to this Section 2.07(c) unless after the prepayment in full of the Committed Revolving A Credit Loans and Swing Line Loans the Total A Outstandings exceed the Revolving A Credit Facility then in effect.

(d) If for any reason the Total B Outstandings at any time exceed the Revolving B Credit Facility then in effect, the Borrower shall immediately prepay Committed Revolving B Credit Loans and/or Cash Collateralize the Facility B L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the Facility B L/C Obligations pursuant to this Section 2.07(d) unless after the prepayment in full of the Committed Revolving B Credit Loans the Total B Outstandings exceed the Revolving B Credit Facility then in effect.

(e) No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender.

2.08 Termination or Reduction of Revolving Credit Facility. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving A Credit Facility or the Revolving B Credit Facility, or from time to time permanently reduce the Revolving A Credit Facility or the Revolving B Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving A Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total A Outstandings would exceed the Revolving A Credit Facility, (iv) the Borrower shall not terminate or reduce the Revolving B Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total B Outstandings would exceed the Revolving B Credit Facility, and (iv) if, after giving effect to any reduction of the Revolving A Credit Facility, the Bid Loan Sublimit, the Facility A Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving A Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving A Credit Facility and/or the Revolving B Credit Facility. Any reduction of the Revolving A Credit Facility and/or the Revolving B Credit Facility shall be applied to the Revolving A Credit Commitment and/or the Revolving B Credit Commitment, as applicable, of each Appropriate Lender according to its Applicable Revolving A Credit Percentage and/or Revolving B Credit Percentage, as applicable (and any reduction of the Facility A Letter of Credit Sublimit shall be applied to the Facility A Individual L/C Sublimit of each Facility A L/C Issuer pro rata). For the avoidance of doubt, nothing in this Section 2.08 is intended to limit or otherwise affect any termination of the Revolving B Credit Commitment of a Revolving B Lender that results pursuant to Section 2.17 from the occurrence of the Revolver B Maturity Date with respect to such Lender’s Revolving B Credit Commitment. All fees accrued until the effective date of any termination of the Revolving A Credit Commitment and/or the Revolving B Credit Commitment, as applicable, shall be paid on the effective date of such termination.

2.09 Repayment of Loans.

(a) The Borrower shall repay to the Revolving A Lenders on the Revolver A Maturity Date the aggregate principal amount of Committed Revolving A Credit Loans outstanding on such date.

(b) The Borrower shall repay to the Revolving B Lenders on the Revolver B Maturity Date the aggregate principal amount of Committed Revolving B Credit Loans outstanding on such date.

(c) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Revolver A Maturity Date.

(d) The Borrower shall repay each Bid Loan on the last day of the Interest Period in respect thereof.

2.10 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iv) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Eurodollar Rate for such Interest Period plus (or minus) the Eurodollar Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be.

(b) (i) While any Event of Default exists under Section 8.01(a), Section 8.01(b) with respect to Section 7.11, Section 8.01(f) or Section 8.01(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (subject, in all cases other than an Event of Default under Section 8.01 in the payment of principal when due or Event of Default under Section 8.01(f) or Section 8.01(g), to the request of the Required Lenders).

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.11 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.04 and subsections (h) and (i) of Section 2.05:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage of the Revolving Credit Facility, a facility fee equal to the Applicable Rate times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Facility has terminated, on the Outstanding Amount of all Committed Loans, Bid Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.20. The facility fee payable pursuant to this paragraph shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period in respect of the Revolving Credit Facility (and, if applicable, thereafter on demand). The facility fee payable pursuant to this paragraph shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever absent manifest error.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever absent manifest error.

2.12 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.04(c)(iii), 2.04(h), 2.05(c)(iii), 2.05(h) or 2.10(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Facility and the repayment of all other Obligations hereunder.

2.13 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative

Agent shall control in the absence of manifest error. On the Closing Date, upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving A Credit Note and/or Revolving B Credit Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its applicable Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower or any other Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower or any other Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage in respect of the Revolving A Credit Facility or Revolving B Credit Facility, as applicable (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower or any other Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, but, in the case of the Borrower, without duplication of any interest otherwise payable hereunder, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or any of the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan required to be made by such Lender, to fund any such participation required to be funded by such Lender or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.15 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by all applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (w) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (x) allocation of optional prepayments among the Committed Loans made in accordance with Section 2.07(a), (y) the application of Cash Collateral provided for in Section 2.19, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.16 Extension of Revolver A Maturity Date.

(a) Notification of Extension. The Borrower may, by written notice to the Administrative Agent (such notice, an “Extension Notice”) not earlier than 90 days and not later than 30 days prior to the Initial Revolver A Maturity Date, elect to extend the Revolver A Maturity Date for an additional twelve (12) months from the Initial Revolver A Maturity Date. The Administrative Agent shall distribute any such Extension Notice promptly to the Lenders following its receipt thereof.

(b) Conditions Precedent to Effectiveness of Revolver A Maturity Date Extension. As conditions precedent to such extension, the Borrower shall, on or prior to the Initial Revolver A Maturity Date, satisfy each of the following requirements for such extension to become effective:

(i) The Administrative Agent shall have received an Extension Notice within the period required under clause (a) above;

(ii) On the date of such Extension Notice and both immediately before and immediately after giving effect to such extension of the Revolver A Maturity Date, no Default shall have occurred and be continuing;

(iii) The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their respective Applicable Percentages in respect to the Revolving Credit Facility as of such date, an extension fee in an amount equal to 0.15% of the Revolving Credit Facility as in effect on the Initial Revolver A Maturity Date (it being agreed that such Extension Fee shall be fully earned when paid and shall not be refundable for any reason);

(iv) The Administrative Agent shall have received a certificate of the Borrower dated as of the Initial Revolver A Maturity Date signed by a Responsible Officer of the Borrower (i) (x) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension or (y) certifying that, as of the Initial Revolver A Maturity Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval for an extension of the Revolver A Maturity Date in respect of the Revolving Credit Facility for an additional twelve (12) months from the Initial Revolver A Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Initial Revolver A Maturity Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (z) for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists; and

(v) The Borrower and the other Loan Parties shall have delivered to the Administrative Agent such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Obligations.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 11.01 to the contrary.

2.17 Extension of Revolver B Maturity Date.

(a) Each Revolving B Lender agrees that the Revolver B Maturity Date in effect at any time with respect to such Lender’s Revolving B Credit Commitment will automatically be extended for a period of one year without the Borrower being required to make a specific request for such extension in the event and to the extent that the expiry date of the REIT L/C issued by such Revolving B Lender (in its capacity as a Facility B L/C Issuer) is extended in accordance with Section 2.05. In the event that a Revolving B Lender prevents the extension of the expiry date of the REIT L/C issued by such Revolving B Lender (in its capacity as a Facility B Issuer) in accordance with Section 2.05, then the Revolver B Maturity Date then in effect with respect to such Lender’s Revolving B Credit Commitment shall not be extended.

(b) In the event that the entire remaining undrawn amount of the REIT L/C issued by a Revolving B Lender (in its capacity as a Facility B L/C Issuer) is drawn prior to the REIT L/C Non-Extension Notice Date applicable to such REIT L/C, the Revolver B Maturity Date then in effect with respect to such Lender’s Revolving B Credit Commitment will remain in effect, and automatically be extended for a period of one year, without the Borrower being required to make a specific request for such extension unless on or prior to the fiftieth (50th) day prior to the then applicable Revolving B Maturity Date with respect to such Lender’s Revolving B Credit Commitment, such Revolving B Lender notifies the Administrative Agent in writing (who shall in turn notify each of the other Revolving B Lenders) and the Borrower that such Revolving B Lender will not extend the then applicable Revolver B Maturity Date with respect to such Lender’s Revolving B Credit Commitment (in which case such Revolver B Maturity Date will not be extended).

(c) In the event that the Revolver B Maturity Date with respect to any Lender’s Revolving B Credit Commitment has been extended in accordance with clause (b) of this Section 2.17, the Revolver B Maturity Date then in effect with respect to such Lender’s Revolving B Credit Commitment will automatically be extended for each successive one year period without the Borrower being required to make a specific request for any such extension unless on or prior to the date that is fifty (50) days prior to the Revolver B Maturity Date then in effect with respect to such Lender’s Revolving B Credit Commitment, such Revolving B Lender notifies the Administrative Agent in writing (who shall in turn notify each of the other Revolving B Lenders) and the Borrower that such Revolving B Lender will not extend the then applicable Revolver B Maturity Date with respect to such Lender’s Revolving B Credit Commitment (in which case such Revolver B Maturity Date will not be extended).

(d) Notwithstanding anything to the contrary contained herein, in no event shall the Revolver B Maturity Date in effect at any time with respect to any Lender’s Revolving B Credit Commitment be extended beyond the fifth anniversary of the Closing Date.

(e) In the event that the REIT L/C issued by a Revolving B Lender (in its capacity as a Facility B L/C Issuer) expires or terminates without a draw having been made thereunder, the Revolver B Maturity Date then in effect with respect to such Lender’s Revolving B Credit Commitment shall terminate upon such expiration or termination.

(f) Each Revolving B Lender (in its capacities as a Lender and as a Facility B L/C Issuer) agrees to notify the Administrative Agent in writing (who shall in turn notify each of the other Revolving B Lenders) as soon as practicable upon a draw under, or the cancellation or termination of, or any notice of non-renewal or non-extension of, the REIT L/C issued by such Revolving B Lender (in its capacity as a Facility B L/C Issuer) or the Revolver B Maturity Date with respect to such Lender’s Revolving B Credit Commitment.

2.18 Increase in Commitments.

(a) Request for Increase. Provided that no Default shall have occurred and is then continuing, upon written notice to the Administrative Agent (which shall promptly notify the Revolving A Lenders), the Borrower may from time to time, request an increase in the Revolving A Credit Facility (or through establishment of new pari passu term loan tranches) to an amount not exceeding $1,250,000,000 in the aggregate after giving effect to such increase; provided that any such request for an increase shall be in a minimum amount of $25,000,000 (or such lesser amount as the Borrower and the Administrative Agent may agree). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving A Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving A Lenders).

(b) Revolving A Lender Elections to Increase. Each Revolving A Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving A Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving A Credit Percentage of such requested increase. Any Revolving A Lender not responding within such time period shall be deemed to have declined to increase its Revolving A Credit Commitment.

(c) Notification by Administrative Agent; Additional Revolving A Lenders. The Administrative Agent shall notify the Borrower and each Revolving A Lender of the Revolving A Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Facility A L/C Issuers and the Swing Line Lender, the Borrower may also invite additional Eligible Assignees to become Revolving A Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d) Effective Date and Allocations. If the Revolving A Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Revolving A Lenders of the final allocation of such increase and the Increase Effective Date. The Administrative Agent is authorized and directed to amend and distribute to the Lenders, including any party becoming a Lender on the Increase Effective Date, a revised Schedule 2.01 that gives effect to the increase and the allocation among the Lenders.

(e) Conditions to Effectiveness of Increase. As conditions precedent to each such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Revolving A Lender) signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Revolving A Lenders on the Closing Date (which resolutions include approval to increase the aggregate principal amount of the Revolving A Credit Facility to an amount at least equal to $1,250,000,000) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Increase Effective Date, except to the extent that (1) such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default shall have occurred and is then continuing, (ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Borrower and each Eligible Assignee that is becoming a Revolving A Lender in connection with such increase, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent, the Swing Line Lender and each Facility A L/C Issuer and (y) written confirmation from each existing Revolving A Lender, if any, participating in such increase of the amount by which its Revolving A Credit Commitment will be increased, which confirmation shall be acknowledged and consented to in writing by the Swing Line Lender and each L/C Issuer and (iii) the Borrower shall have paid to the Arrangers the fee required to be paid pursuant to the Fee Letter in connection therewith.

(f) Settlement Procedures. On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (e) of this Section 2.18, the Administrative Agent shall notify the Revolving A Lenders of the occurrence of the increase of the Revolving A Credit Facility effected on such Increase Effective Date and the amount of the Revolving A Credit Commitment and Applicable Revolving A Credit Percentage of each Revolving A Lender as a result thereof. In the event that the increase in the Revolving A Credit Facility results in any change to the Applicable Revolving A Credit Percentage of any Revolving A Lender, then on the Increase Effective Date (i) the participation interests of the Revolving A Lenders in any outstanding Facility A Letters of Credit and Swing Line Loans shall be automatically reallocated among the Revolving A Lenders in accordance with their respective Applicable Revolving A Credit Percentages after giving effect to such increase, (ii) any new Revolving A Lender, and any existing Revolving A Lender whose Revolving A Credit Commitment has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Applicable Revolving A Credit Percentage of all existing Committed Revolving A Credit Loans, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Revolving Credit A Lenders whose Applicable Revolving A Credit Percentage is decreasing such amounts as are necessary so that each Revolving A Credit Lender’s participation in existing Committed Revolving A Credit Loans will be equal to its adjusted Applicable Revolving A Credit Percentage, and (iv) if the Increase Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding Revolving A Credit Loan that is a Eurodollar Rate Loan, then the Borrower shall pay any amounts required pursuant to Section 3.05 on account of the payments made pursuant to clause (iii) of this sentence.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.15 or 11.01 to the contrary.

2.19 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Facility A Letter of Credit Expiration Date, any Facility A L/C Obligation for any reason remains outstanding, (iii) as of the Facility B Letter of Credit Expiration Date, any Facility B L/C Obligation for any reason remains outstanding, (iv) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (v) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (ii) or (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (v) above, after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.04, 2.05, 2.07, 2.20 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer(s) that there exists excess Cash Collateral; provided, however, (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer(s) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.20 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Revolving A Lenders”, “Required Revolving B Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to a L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize any L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the applicable L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued by such LC Issuer(s) under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Appropriate Lenders pro rata in accordance with the applicable Revolving Credit Commitments hereunder without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Lender that is a Defaulting Lender shall be entitled to receive any fee payable under Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) (1) Each Revolving A Lender that is a Defaulting Lender shall be entitled to receive Facility A Letter of Credit Fees for any period during which that Revolving A Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving A Credit Percentage of the stated amount of Facility A Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19 and (2) each Revolving B Lender that is a Defaulting Lender shall be entitled to receive Facility B Letter of Credit Fees for any period during which that Revolving B Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving B Credit Percentage of the stated amount of REIT LC’s for which it has provided Cash Collateral pursuant to Section 2.19.

(C) With respect to any fee payable under Section 2.11(a) or any Facility A Letter of Credit Fee or Facility B Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuers and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.

(A) All or any part of such Defaulting Lender’s participation in Facility A L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving A Lenders in accordance with their respective Applicable Revolving A Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving A Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving A Credit Exposure of any Non-Defaulting Lender that is a Revolving A Lender to exceed such Non-Defaulting Lender’s Revolving A Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(B) All or any part of such Defaulting Lender’s participation in Facility B L/C Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving B Lenders in accordance with their respective Applicable Revolving B Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving B Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving B Credit Exposure of any Non-Defaulting Lender that is a Revolving B Lender to exceed such Non-Defaulting Lender’s Revolving B Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans.

(A) If the reallocation described in clause (a)(iv)(A) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Facility A L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(B) If the reallocation described in clause (a)(iv)(B) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Facility B L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below. For the avoidance of doubt, (A) to the extent the Administrative Agent indefeasibly receives payment in full from the Borrower pursuant to the immediately preceding sentence for an amount that a Lender or the L/C Issuer was required to indemnify the Administrative Agent for pursuant to clause (y) or (z) of Section 3.01(c)(ii), and subsequent thereto the Administrative Agent receives payment from such Lender or the L/C Issuer (including by way of set off pursuant to the last sentence of Section 3.01(c)(ii)) for that same indemnity that was previously paid in full by the Borrower, the Administrative Agent will promptly turn over to the Borrower the amount so received (including by way of set off pursuant to the last sentence of Section 3.01(c)(ii)) from such Lender or the L/C Issuer (but in any event not in excess of the amount previously paid by the Borrower to the Administrative Agent in respect of such indemnity) and (B) to the extent the Administrative Agent receives a payment from the Borrower pursuant to the immediately preceding sentence for an amount that a Lender or the L/C Issuer was required to indemnify the Administrative Agent for pursuant to clause (y) or (z) of Section 3.01(c)(ii), such Lender or the L/C Issuer, as applicable, shall be liable to the Borrower for reimbursement of such payment.

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) L/C Issuers and Swing Line Lender. For purposes of this Section 3.01, the term “Lender” shall include each L/C Issuer and the Swing Line Lender.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i) Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

3.02 Illegality. If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof in reasonable detail by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon the Borrower’s receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount for the applicable Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan or in connection with an existing or proposed Base Rate Loan accruing interest based on clause (b) of the definition of Eurodollar Rate (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Administrative Agent or the affected Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Committed Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (in each case of a suspension at the request of the affected Lender upon the instruction of the affected Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) Notwithstanding the foregoing, a Lender will not be entitled to demand, and the Borrower will not be obligated to pay, any amount under this Section 3.04 to the extent that such demand is applied to the Loan Parties in a discriminatory manner.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds (but not loss of profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Revolving Credit Facility, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, email (in a .pdf format) or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Revolving A Note and/or Revolving B Note executed by the Borrower in favor of each Lender requesting such Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (i) Willkie Farr & Gallagher LLP, counsel to the Loan Parties and (ii) Venable LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) only in the event that the Closing Date occurs prior to the REIT IPO, (x) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (y) that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in writing in any court or before any arbitrator or Governmental Authority that (1) challenges the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) would reasonably be expected to have a Material Adverse Effect;

(viii) a Solvency Certificate from the Borrower certifying that, after giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), the Loan Parties and their Subsidiaries, taken as a whole and on a consolidated basis, are Solvent;

(ix) a duly completed Compliance Certificate, giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date);

(x) evidence that at least $1.6 billion of Secured Indebtedness of the Consolidated Group, including all Indebtedness of any Unencumbered Property Subsidiary and all Indebtedness secured by or relating to any Unencumbered Eligible Property (including all unpaid principal, interest, fees, expenses and other amounts owing thereunder or in connection therewith) shall have been repaid in full and all commitments therefor shall have been, or concurrently with the Closing Date are being, terminated;

(xi) evidence of a successful initial public offering by the REIT (“REIT IPO”), with minimum net proceeds of $2.0 billion therefrom after giving effect to concurrent payment of transaction expenses incurred in connection with the REIT IPO and the Revolving Credit Facility;

(xii) the financial statements referenced in Section 5.05(a) and (b); and

(xiii) such additional assurances or certifications with respect to satisfaction of the conditions precedent in Article IV as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) The Administrative Agent and each Lender shall have received all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(c) Any fees required to be paid to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date shall have been paid.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) at least two Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Committed Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Committed Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except, solely in the case of a Subsidiary that is not a Loan Party, to the extent that the failure of such Subsidiary to be duly organized or formed and in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than under the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except with respect to any breach or contravention or payment referred to in clauses (b) and (c), to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental

Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than as have been duly obtained and are in full force and effect).

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the REIT and its Subsidiaries as of the date thereof and the consolidated results of their operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the REIT and its Subsidiaries as of the date thereof required to be disclosed therein in accordance with GAAP.

(b) The unaudited consolidated balance sheet of the REIT and its Subsidiaries dated June 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the REIT and its Subsidiaries as of the date thereof and the consolidated results of their operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the REIT and its Subsidiaries as at September 30, 2014, and the related consolidated pro forma statements of income of the REIT and its Subsidiaries for the nine month period then ended, certified by the chief financial officer or treasurer of the REIT, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present the consolidated pro forma financial condition of the REIT and its Subsidiaries as at such date and the consolidated pro forma results of operations of the REIT and its Subsidiaries for the period ended on such date.

(e) The consolidated forecasted balance sheet and statements of income and cash flows of the REIT and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the REIT’s best estimate of its future financial condition and performance; provided, such forecasts are not to be viewed as facts and that actual results during the period or periods covered by such forecasts may differ from such forecasts and that the differences may be material.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property. Each Loan Party and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. The Loan Parties and their respective Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the REIT and its Subsidiaries that are necessary for the operation of their businesses are insured with financially sound insurance companies not Affiliates of the REIT, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the REIT or the applicable Subsidiary operates.

5.11 Taxes. The REIT and each of its Subsidiaries have filed all Federal and material state and other tax returns and reports required to be filed, and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue for more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the REIT or any Subsidiary thereof that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

5.13 Subsidiaries; Equity Interests. Set forth on Schedule 5.13 (a) is a complete and accurate list of all Subsidiaries of the REIT, showing as of the Closing Date (as to each such Person) the jurisdiction of its incorporation or organization, the type of organization it is and its true and correct U.S. taxpayer ID number and (b) sets forth the REIT’s true and correct U.S. taxpayer ID number.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged, and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.

(b) None of the REIT, any Person Controlling the REIT, or any Subsidiary of the REIT is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) at the time so furnished taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is not a guarantee of future performance and actual results may differ from those set forth in such projected financial information).

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees binding on them or on their properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 [Reserved].

5.18 Solvency. The Loan Parties and their Subsidiaries, taken as a whole and on a consolidated basis, are Solvent.

5.19 OFAC. None of the Loan Parties, any of their respective Subsidiaries, or, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of the REIT or any Subsidiary thereof or, to the knowledge of any Loan Party, any other Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions.

5.20 Anti-Money Laundering Laws; Anti-Corruption Laws.

(a) Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any Related Party thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b) The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21 REIT Status; Stock Exchange Listing.

(a) The REIT is organized and operated in a manner that allows it to qualify for REIT Status.

(b) The REIT is publicly traded with securities listed on the New York Stock Exchange or The NASDAQ Stock Market.

5.22 Unencumbered Properties. Each Property included in any calculation of Unencumbered Asset Value or Unencumbered NOI satisfied, at the time of such calculation, all of the requirements contained in the definition of “Unencumbered Property Criteria.”

5.23 Subsidiary Guarantors. Prior to the Investment Grade Pricing Effective Date, each Subsidiary of the REIT, other than Excluded Subsidiaries, is a Subsidiary Guarantor. On and after the Investment Grade Pricing Effective Date, each Unencumbered Property Subsidiary (if any) that is (a) a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness of the REIT or the Borrower or (b) a Specified Guarantor, is a Subsidiary Guarantor.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall cause each of its Subsidiaries to (or, solely in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, and 6.12 the Borrower shall, and solely in the case of the covenants set forth in Section 6.17, the REIT shall):

6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2014), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case, to the extent required to be included in the REIT’s filings with the SEC, in comparative form the figures as of the end of and for the previous fiscal year (which comparative shall in the form and to the extent required to be included in the REIT’s filings with the SEC), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2015), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the REIT’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the REIT’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the REIT as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the REIT and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 45 days after the end of each fiscal year of the REIT, forecasts prepared by management of the REIT, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the REIT and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Revolver A Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) [reserved];

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the REIT (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), including a calculation, in form and substance reasonably satisfactory to the Administrative Agent, of Unencumbered Asset Value as of the last day of the fiscal period covered by such Compliance Certificate;

(c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of the REIT or any Subsidiary thereof, or any audit of any of them;

(d) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT, (ii) copies of each annual report, proxy or financial statement or other financial report sent to the limited partners of the Borrower and (iii) copies of all annual, regular, periodic and special reports and registration statements which the REIT may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any material indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding material issues concerning financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g) promptly, such additional material information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent (including at the direction of the Required Lenders) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT posts such documents, or provides a link thereto on the REIT’s website on the Internet at the website address listed on Schedule 11.02 (as such website address may be updated by the Borrower from time to time by written notice to the Administrative Agent); or (ii) on which such documents are posted on the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the REIT shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the REIT to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the REIT shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the REIT with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the REIT or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) they will identify that portion of the Borrower Materials that may be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent for further distribution to each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that would reasonably be expected to result in a liability in excess of the Threshold Amount;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.12(b);

(e) of each permanent reduction in the amount of Indebtedness owed by PPF Paramount One Market Plaza Owner, L.P. to the beneficiary of the REIT L/Cs; and

(f) of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating; provided, that the provisions of this clause (f) shall not apply until such time, if any, as the REIT or the Borrower obtains an Investment Grade Credit Rating.

Each notice pursuant to this Section 6.03 (other than Sections 6.03(e) and (f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all Federal and material state and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and except, solely in the case of a Subsidiary that is not a Loan Party, where the failure to do so would not reasonably be expected to have a Material Adverse Effect or constitute an Event of Default; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except in each case of the foregoing clauses (a) through (c) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound insurance companies not Affiliates of the REIT, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, that unless an Event of Default has occurred and is continuing, such visits shall be limited to once in any calendar year and only one such visit by the Administrative Agent per calendar year shall be at the expense of the Borrower.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes, including for refinancing Indebtedness, working capital, payment of capital expenses, acquisitions, development and redevelopment of real property owned by any Subsidiary of the Borrower, in each case not in contravention of any Law or of any Loan Document.

6.12 Additional Guarantors.

(a) Prior to the Investment Grade Release, notify the Administrative Agent at the time that any Person becomes a Subsidiary of the REIT or no longer qualifies as an Excluded Subsidiary, and promptly thereafter (and in any event within 30 days or such longer period as the Administrative Agent shall agree), cause such Subsidiary (unless such Subsidiary is an Excluded Subsidiary) to (i) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement in substantially the form attached hereto as Exhibit H or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) if requested by the Administrative Agent, (x) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a)(iii), (iv) and (vi) with respect to such Subsidiary and (y) favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent, (iii) provide the Administrative Agent with the U.S. taxpayer identification for such Subsidiary and (iv) provide the Administrative Agent with all documentation and other information that the Administrative Agent, or any Lender through the Administrative Agent, reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender shall be reasonably satisfactory to the Administrative Agent or such Lender.

(b) On and after the Investment Grade Release, notify the Administrative Agent at the time that any Unencumbered Property Subsidiary becomes a borrower or a guarantor of, or otherwise obligated in respect of, any Indebtedness of the Borrower or the REIT, and promptly thereafter (and in any event within 30 days or such longer period as the Administrative Agent shall agree), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement in substantially the form attached hereto as Exhibit H or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, and (ii) if reasonably requested by the Administrative Agent, (x) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a)(iii), (iv) and (vi) with respect to such Subsidiary and (y) favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent, (iii) provide the Administrative Agent with the U.S. taxpayer identification for such Subsidiary and (iv) provide the Administrative Agent and each Lender with all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender shall be reasonably satisfactory to the Administrative Agent or such Lender.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender with respect to any Subsidiary of the REIT are not reasonably satisfactory to the Administrative Agent or any Lender, such Subsidiary shall not be permitted to become a Guarantor, and for the avoidance of doubt no Property owned or ground leased, directly or indirectly, by such Subsidiary shall be included as an Unencumbered Eligible Property unless (i) such Property satisfies all of the Unencumbered Property Criteria (other than the criterion requiring such Subsidiary to be a Guarantor) and (ii) the Administrative Agent provides its prior written consent.

6.13 Compliance with Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the REIT nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Minimum Property Condition. The Loan Parties shall maintain compliance with the Minimum Property Condition at all times.

6.15 Further Assurances. Promptly upon request by the Administrative Agent, correct any material defect or manifest error that may be discovered in any Loan Document.

6.16 Anti-Corruption Laws. Conduct its businesses in compliance with applicable Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.17 Maintenance of REIT Status; Stock Exchange Listing. The REIT will, at all times (i) continue to be organized and operated in a manner that will allow it to qualify for REIT Status and (ii) remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien on any (i) Unencumbered Eligible Property (or any income from or proceeds of any thereof) other than Permitted Property Encumbrances or (ii) any Equity Interest of the Borrower or any Unencumbered Property Subsidiary other than Permitted Equity Encumbrances; or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Unencumbered Eligible Property or any Equity Interest of the Borrower or any Unencumbered Property Subsidiary.

7.02 Investments. Make any Investments, except:

(a) Investments in the form of cash or Cash Equivalents, and Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit;

(b) Investments in any Subsidiary of the REIT that is consolidated with the REIT for financial reporting purposes under GAAP;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(d) Guarantees and Swap Contracts permitted by Section 7.03;

(e) Investments in unimproved land holdings (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns unimproved land holdings) so long as the aggregate amount of Investments made in reliance on this clause (e) does not at any time exceed (i) 10% of the Total Asset Value and (ii) taken together with the aggregate amount of Investments made in reliance on clauses (f) through (i) of this Section 7.02, 30% of the Total Asset Value;

(f) Investments consisting of mortgage, mezzanine loans and notes receivable so long as the aggregate amount of Investments made in reliance on this clause (f) does not at any time exceed (i) 10% of the Total Asset Value and (ii) taken together with the aggregate amount of Investments made in reliance on clauses (e), (g), (h) and (i) of this Section 7.02, 30% of the Total Asset Value;

(g) Investments in respect of real property assets that are under construction or development, but not yet substantially complete (excluding for the avoidance of doubt, Properties under renovation) so long as the aggregate amount of Investments made pursuant to this clause (g) does not at any time exceed (i) 15% of the Total Asset Value and (ii) taken together with the aggregate amount of Investments made in reliance on clauses (e), (f), (h) and (i) of this Section 7.02, 30% of the Total Asset Value;

(h) Investments in any Unconsolidated Affiliates (including through the purchase or other acquisition of Equity Interests of any Unconsolidated Affiliate) so long as the aggregate amount of Investments made pursuant to this clause (i) does not at any time exceed (i) 25% of the Total Asset Value and (ii) taken together with the aggregate amount of Investments made in reliance on clauses (e), (f), (g) and (i) of this Section 7.02, 30% of the Total Asset Value;

(i) Investments in real property assets that are not office properties (it being understood that office properties may include retail components) so long as the aggregate amount of Investments made pursuant to this clause (i) does not at any time exceed (i) 15% of the Total Asset Value and (ii) taken together with the aggregate amount of Investments made in reliance on clauses (e) through (h) of this Section 7.02, 30% of the Total Asset Value; and

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

provided, that notwithstanding the foregoing, in no event shall any Investment pursuant to clause (b) or clauses (d) through (i) of this Section 7.02 be consummated if, (i) immediately before or immediately after giving effect thereto, an Event of Default shall have occurred and be continuing or would result therefrom or (ii) the REIT and its Subsidiaries would not be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness unless (a) no Event of Default has occurred and is continuing immediately before and after the incurrence of such Indebtedness and (b) immediately after giving effect to the incurrence of such Indebtedness, the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11.

7.04 Minimum Property Condition. Fail to satisfy the Minimum Property Condition at any time.

7.05 Fundamental Changes; Dispositions. Merge, dissolve, liquidate, consolidate with or into another Person, make any Disposition or, in the case of any Subsidiary of the REIT, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, unless:

(a) no Event of Default has occurred and is continuing immediately before and after such transaction;

(b) immediately upon giving effect thereto, the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11;

(c) the representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof and immediately after giving effect thereto, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 7.05, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and

(d) in the event of any Disposition of an Unencumbered Eligible Property for which a Direct Owner or an Indirect Owner is a Subsidiary Guarantor hereunder or a Disposition of any such Direct Owner or Indirect Owner, the provisions of Section 11.19(b) or (c), as applicable, shall be satisfied.

Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be permitted to (i) merge, dissolve or liquidate or consolidate with or into any other Person unless after giving effect thereto the Borrower is the sole surviving Person of such transaction and no Change of Control results therefrom or (ii) engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a) each Subsidiary of the Borrower may declare and make Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the REIT and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in Equity Interests of such Person;

(c) with respect to the fiscal year ending December 31, 2014, the Borrower may make Restricted Payments in cash in an aggregate amount equal to the amount required to be paid by the REIT to its equityholders in order for the REIT to (x) maintain its REIT Status and (y) avoid the payment of federal or state income or excise tax; provided, however, no Restricted Payments shall be permitted under this clause (c) following an acceleration of the Obligations pursuant to Section 8.02 or following the occurrence of an Event of Default under Section 8.01(a), (f) or (g);

(d) with respect to the fiscal year ending December 31, 2015 and each fiscal year thereafter, the Borrower may make Restricted Payments in cash in an aggregate amount equal to the greater of (i) 95% of Funds From Operations for such fiscal year beginning with the first full fiscal year following the fiscal year during which one or more classes of the REIT’s Equity Interests are first listed publicly on a securities exchange and (ii) the amount of Restricted Payments required to be paid by the REIT to its equityholders in order for the REIT to (x) maintain its REIT Status and (y) avoid the payment of federal or state income or excise tax; provided, however, no Restricted Payments shall be permitted under this clause (d) following an acceleration of the Obligations pursuant to Section 8.02 or following the occurrence of an Event of Default under Section 8.01(a), (f) or (g); and

(e) the REIT shall be permitted to make Restricted Payments with any amounts received by it from the Borrower pursuant to Section 7.06(c) and Section 7.06(d).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the REIT and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the REIT, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the REIT or such Subsidiary as would be obtainable by the REIT or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) Investments and Restricted Payments expressly permitted hereunder, (ii) transactions by and among the Loan Parties and (iii) fees and compensation (whether in the form of cash, equity or otherwise) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of the REIT or any Subsidiary thereof as determined in good faith by the board of directors of the REIT and in the ordinary course of business.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (i) any Subsidiary to make Restricted Payments to the REIT, the Borrower, any Subsidiary Guarantor or to otherwise transfer property to the REIT, the Borrower or any Subsidiary Guarantor, (ii) the REIT or any Subsidiary of the Borrower (other than an Excluded Subsidiary) to Guarantee any Obligations or (iii) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure any Obligations; provided, that clauses (i) and (iii) of this Section 7.09 shall not prohibit any (A) limitation on Restricted Payments or negative pledges incurred or provided in favor of any holder of Secured Indebtedness that is owned to a non-Affiliate of the REIT and that is permitted under Section 7.03 (provided that such limitation on negative pledges shall only be effective against the assets or property securing such Indebtedness), (B) negative pledges contained in any agreement in connection with a Disposition permitted by Section 7.05 (provided that such limitation shall only be effective against the assets or property that are the subject of Disposition), (C) limitation on Restricted Payments by reason of customary provisions in joint venture agreements or other similar agreements applicable to Subsidiaries that are not Wholly-Owned Subsidiaries, (D) any limitation on Restricted Payments or negative pledges by reason of customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements, and (E) limitation on Restricted Payments by reason of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; provided, further, that notwithstanding the foregoing, in no event shall any negative pledge be permitted with respect to any Unencumbered Eligible Property or any Equity Interests of any Unencumbered Property Subsidiary.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to exceed 60% as of any date.

(b) Maximum Secured Leverage Ratio. Permit the Secured Leverage Ratio to exceed (i) 50% as of any date prior to June 30, 2015 and (ii) 45% as of any date on or after June 30, 2015.

(c) Minimum Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $3,524,470,000 plus (ii) an amount equal to 75% of the aggregate Net Equity Proceeds received by the REIT or the Borrower after the Closing Date (other than proceeds received in connection with a customary dividend reinvestment program).

(d) Minimum Fixed Charge Coverage Ratio. Permit the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for any fiscal quarter to be less than 1.50:1.00 as of the last day of such fiscal quarter of the REIT.

(e) Maximum Unsecured Leverage Ratio. Permit the ratio of Consolidated Unsecured Indebtedness to Unencumbered Asset Value to exceed 60% as of any date.

(f) Minimum Unencumbered Interest Coverage Ratio. Permit the Unencumbered Interest Coverage Ratio for any fiscal quarter to be less than 1.75:1.00 as of the last day of such fiscal quarter of the REIT.

(g) Maximum Secured Recourse Indebtedness. Permit Consolidated Secured Recourse Indebtedness to exceed 5% of Total Asset Value as of any date.

7.12 Amendments of Organization Documents. At any time cause or permit any of its Organization Documents to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would adversely affect in any material respect the rights of the Administrative Agent, any of the L/C Issuers or any of the Lenders hereunder or under any of the other Loan Documents.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.14 Anti-Money Laundering; Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

(b) Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

(c) Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.15 Compliance with Environmental Laws. Do, or permit any other Person to generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except with respect to any Real Property other than an Unencumbered Eligible Property where any such use, generation, conduct or other activity has not had and would not reasonably be expected to have a Material Adverse Effect.

7.16 Parent Covenants. Notwithstanding anything to the contrary contained herein or elsewhere, at all times prior to receipt by the Administrative Agent of a Full Recourse Election Notice, the REIT shall not:

(a) directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Borrower and, if applicable, direct interests in the Borrower, and the management of the business of the Borrower, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Borrower;

(b) own any assets other than (i) interests, rights, options, warrants or convertible or exchangeable securities of the Borrower, (ii) assets that have been distributed to the REIT by its Subsidiaries in accordance with Section 7.06 that are held for ten (10) Business Days or less pending further distribution to equity holders of the REIT, (iii) assets received by the REIT from third parties (including the Net Equity Proceeds from any issuance and sale by the REIT of any its Equity Interests), that are held for ten (10) Business Days or less pending contribution of same to the Borrower, (iv) such bank accounts or similar instruments as it deems necessary to carry out its responsibilities under the Organization Documents of the Borrower and (v) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Borrower and its Subsidiaries, but which shall in no event include any Equity Interests other than those permitted in clauses (i) and (iii) of this clause (b);

(c) incur any Indebtedness unless the terms and conditions thereof expressly provide that recourse of the holders of such Indebtedness is limited to the REIT’s interests in the Borrower;

(d) make any Investment other than as permitted under clause (b) of this Section 7.16; and

(e) permit any Liens on any of its assets other than Liens in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(b), 6.02(f), 6.03(a), 6.03(b), 6.03(c), 6.05, 6.08, 6.11, 6.12, 6.14 or Article VII or Article X; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (x) the date upon which a Responsible Officer of any Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made; or

(e) Cross-Default. (i) The Borrower, the REIT or any Significant Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower, the REIT or such Significant Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower, the REIT or such Significant Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower, the REIT or such Significant Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower, the REIT or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower, the REIT or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower, the REIT or any Significant Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

(l) REIT Status. The REIT shall, for any reason, fail to maintain its REIT Status.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.19 and 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Facility Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders, the L/C Issuers, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04, 2.05 and 2.19; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.04(c), 2.05(c) and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent of the Borrower shall not be required during the existence of an Event of Default, shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and, if required, consented to by the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (which consent of the Borrower shall not be required during the existence of an Event of Default, shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days), appoint a successor. If no such successor shall have been so appointed by the Required Lenders (and, if required, consented to by the Borrower) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require (i) the Revolving A Lenders to make Committed Revolving A Credit Loans that are Base Rate Loans or fund risk participations in Facility A Unreimbursed Amounts pursuant to Section 2.04(c) and (ii) the Revolving B Lenders to make Committed Revolving B Credit Loans that are Base Rate Loans or fund risk participations in Facility B Unreimbursed Amounts pursuant to Section 2.05(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving A Lenders to make Committed Revolving A Credit Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.06(c). Upon the appointment by the Borrower of an L/C Issuer that is the successor L/C Issuer to Bank of America or a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of an L/C Issuer or the Swing Line Lender, as applicable, (b) the retiring L/C Issuer and the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) any successor L/C Issuer to Bank of America shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agent or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.04(i) and (j), Sections 2.05(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10 Guaranty Matters. Without limiting the provisions of Section 9.09, each Lender and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if required or permitted pursuant to the terms hereof. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X. CONTINUING GUARANTY

10.01 Guaranty. Each Guarantor, jointly and severally with the other Guarantors, hereby absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable and documented attorneys’ fees and expenses incurred in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount (taking into account any amounts payable to such Guarantor under Section 10.10) that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby, to the extent permitted by applicable Law, waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Each Guarantor consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, without the consent of such Guarantor, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, sell, or otherwise dispose of, or impair or fail to perfect any Lien on, any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute any other Guarantor or one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.

10.03 Certain Waivers. Each Guarantor hereby, to the extent permitted by applicable Law, waives (a) any defense arising by reason of any disability or other defense of the Borrower, any other Loan Party or any other guarantor of the Guaranteed Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of any Creditor Party) of the liability of the Borrower (other than the defense of prior payment in full of the Guaranteed Obligations); (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any requirement to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses (other than the defense of prior payment in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations or any part thereof, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.

10.05 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this

Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) have been paid and performed in full and all Revolving Credit Commitments are terminated, and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust by such Guarantor for the benefit of the Creditor Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Creditor Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Revolving Credit Commitments are terminated, all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Creditor Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Creditor Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Creditor Parties.

10.09 Condition of the Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Creditor Parties has any duty, and such Guarantor is not relying on the Creditor Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor of the Guaranteed Obligations (such Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Revolving Credit Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.10 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 10.10, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.10, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Revolving Credit Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain Solvent, in the determination of the Administrative Agent or the Required Lenders.

10.11 REIT Recourse Limitation. Notwithstanding anything to the contrary contained herein or elsewhere, at all times prior to receipt by the Administrative Agent of a Full Recourse Election Notice, recourse against the REIT and its assets under this Guaranty shall be limited to the REIT’s interests in the Borrower. For the avoidance of doubt, upon and at all times following receipt by the Administrative Agent of a Full Recourse Election Notice, the limitation on recourse described in the preceding sentence shall not apply.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) the Administrative Agent and the Borrower may, without the consent of any Lender or any Guarantor then party hereto, amend this Agreement to add a Subsidiary as a “Guarantor” hereunder pursuant to a joinder agreement in substantially the form of Exhibit H and (ii) notwithstanding the foregoing provisions of this Section 11.01 (including the first proviso above), no such amendment, waiver or consent shall:

(a) in the case of the initial Credit Extension, waive any condition set forth in Section 4.01 or Section 4.02 without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, (i) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving A Credit Facility without the written consent of the Required A Revolving Lenders or (ii) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving B Credit Facility without the written consent of the Required Revolving B Lenders (it being understood and agreed that a waiver or an amendment to a covenant, default or any other provision of this Agreement or any other Loan Document (other than Section 4.02) shall not constitute a waiver of any condition set forth in Section 4.02);

(c) extend (except as provided in Section 2.16) or increase any Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) and (iii) of this Section 11.01(g)), without the written consent of each Lender directly and adversely affected thereby, (ii) the definition of “Required Revolving A Lenders” or “Appropriate Lenders” (as it applies to the Revolving A Credit Facility) without the written consent of each Revolving A Lender or (ii) the definition of “Required Revolving B Lenders” or “Appropriate Lenders” (as it applies to the Revolving B Credit Facility) without the written consent of each Revolving B Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except as expressly provided in the Loan Documents; or

(i) at any time that both a revolving credit facility and a term loan facility exist under this Agreement, waive conditions precedent to extensions of credit under one such facility or impose any greater restriction on the ability of any Lender under one such facility to assign any of its rights or obligations hereunder without, in each case, the written consent of each Lender under such facility;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.06(f) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case as contemplated by, and subject to the limitations, of Section 2.18, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, (ii) to permit the Lenders providing such additional facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder, and (iii) to the extent that an additional facility shall take the form of a term loan facility or a revolving credit facility on terms that are not identical to the terms of the then existing facilities hereunder, to include such terms as are then customary for the type of facility being added; provided that the final maturity date of any such facility shall not be earlier than the than the Revolver A Maturity Date.

In addition, notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more of the facilities hereunder (including any revolving credit or term loan additional facilities added hereto pursuant to the immediately preceding paragraph) (each facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, as the case may be. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective (i) only with respect to the Loans and/or Revolving Credit Commitments of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) (provided that any Lender that fails to provide such written notice by the date a Permitted Amendment is to become effective shall be deemed to be a non-Accepting Lender for all purposes hereunder), (ii) only to the extent the Accepting Lenders constitute at least a majority of the Lenders of the Affected Facility, (iii) in the case of any Accepting Lender, only with respect to such Lender’s Loans and Revolving Credit Commitments of such Affected Facility as to which such Lender’s acceptance has been made and (iv) only if (x) all Accepting Lenders shall be treated on a consistent basis and (y) all non-Accepting Lenders shall be treated on a consistent basis. Upon the acceptance of a Loan Modification Offer by the requisite Lenders, the applicable Loan Parties and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (which may include legal opinions, board resolutions and/or certificates consistent with those delivered on the Closing Date) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of such Permitted Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendments, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Amendment and only with respect to the Loans and Revolving Credit Commitments of the Accepting Lenders of the Affected Facility. For avoidance of doubt, notwithstanding a Permitted Amendment with Accepting Lenders, non-Accepting Lenders rights, remedies and existing obligations will in no way be deemed as modified or waived and are otherwise not affected by the Permitted Amendment.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan

Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay, or cause to be paid, (i) all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by it or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and will reimburse each Indemnitee as the same are incurred for) any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel to all Indemnitees and, if necessary, one local counsel in each relevant jurisdiction, unless conflicts of interests require the retention of an additional counsel and settlement costs to the extent the Borrower approves the settlement (such approval not to be withheld or delayed unreasonably)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or material breach of any agreement contained in any Loan Document by, such Indemnitee or resulting from any dispute solely among Indemnitees other than (A) any claims against the Administrative Agent (and any sub-agent thereof) or any Arranger in their respective capacities, as or in fulfilling their respective roles, as an administrative agent or arranger in respect of this Agreement and the transactions contemplated hereby and (B) any claims arising out of any act or omission on the part of the Borrower or its Affiliates. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing (and without any obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage in respect of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving A Credit Commitment, Revolving B Credit Commitment, the Revolving A Credit Loans and/or the Committed Revolving B Credit Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not (x) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations under the Revolving A Credit Facility and the Revolving B Credit Facility on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender;

(C) the consent of each Facility A L/C Issuer and the Swing Line Lender shall be required for any assignment of a Revolving A Credit Commitment; and

(D) the consent of each Facility B L/C Issuer shall be required for any assignment of a Revolving B Credit Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a Disqualified Assignee or (D) to a natural Person. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement or any other Loan Document relating to Disqualified Assignees. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Assignee or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Revolving Credit Commitments, or disclosure of confidential information, to any Disqualified Assignee. Promptly following any revision to Schedule 1.01B, the Administrative Agent shall make available to the Lenders copies of Schedule 1.01B as so revised.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage in respect of the Revolving A Credit Facility or Revolving B Credit Facility, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving A Note or Revolving B Note, as applicable, to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving A Credit Commitments and Revolving B Credit Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any state thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(g) Resignation as an L/C Issuer or Swing Line Lender after Assignment.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Facility A L/C Issuer assigns all of its Revolving A Credit Commitments and Revolving A Credit Loans pursuant to subsection (b) above, Bank of America or such other Facility A L/C Issuer, as the case may be, may, (i) upon 30 days’ notice to the Borrower and the Revolving A Lenders, resign as a Facility A L/C Issuer and/or (ii) in the case of Bank of America, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as a Facility A L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving A Lenders a successor Facility A L/C Issuer and/or Swing Line Lender, as applicable, hereunder to replace such retiring Facility A L/C Issuer or Swing Line Lender; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other Facility A L/C Issuer, as applicable, as a Facility A L/C Issuer or Swing Line Lender, as the case may be. If Bank of America or any other Facility A L/C Issuer resigns as a Facility A L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Facility A Letters of Credit issued by it that are outstanding as of the effective date of its resignation as a Facility A L/C Issuer and all Facility A L/C Obligations with respect thereto (including the right to require the Revolving A Lenders to make Committed Revolving A Credit Loans that are Base Rate Loans or fund risk participations in Facility A Unreimbursed Amounts pursuant to Section 2.04(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving A Lenders to make Committed Revolving A Credit Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.06(c). Upon the appointment of a successor Facility A L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Facility A L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor Facility A L/C Issuer shall issue letters of credit in substitution for the Facility A Letters of Credit, if any, issued by the retiring Facility A L/C Issuer that are outstanding at the time of such succession or make other arrangements satisfactory to such retiring Facility A L/C Issuer to effectively assume the obligations of such retiring Facility A L/C Issuer with respect to the outstanding Facility A Letters of Credit issued by it.

(ii) Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Facility B L/C Issuer assigns all of its Revolving B Credit Commitments and Committed Revolving B Credit Loans pursuant to subsection (b) above, Bank of America or such other Facility B L/C Issuer, as the case may be, may, upon 30 days’ notice to the Borrower and the Revolving B Lenders, resign as a Facility B L/C Issuer. In the event of any such resignation as a Facility B L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving B Lenders a successor Facility B L/C Issuer hereunder to replace such retiring Facility B L/C Issuer; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other Facility B L/C Issuer, as applicable, as a Facility B L/C Issuer. If Bank of America or any other Facility B L/C Issuer resigns as a Facility B L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to the REIT L/C issued by it that are outstanding as of the effective date of its resignation as a Facility B L/C Issuer and all Facility B L/C Obligations with respect thereto (including the right to require the Revolving B Lenders to make Committed Revolving B Credit Loans that are Base Rate Loans or fund risk participations in Facility B Unreimbursed Amounts pursuant to Section 2.05(c)). Upon the appointment of a successor Facility B L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Facility B L/C Issuer, and (b) the successor Facility B L/C Issuer shall issue a letter of credit in substitution for the REIT L/C issued by the retiring Facility B L/C Issuer or make other arrangements satisfactory to such retiring Facility B L/C Issuer to effectively assume the obligations of such retiring Facility B L/C Issuer with respect to the REIT L/C issued by it.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18(c) or Section 11.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the REIT, the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or another Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Syndication Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the REIT or any Subsidiary thereof relating to the REIT or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the REIT or any Subsidiary thereof, provided that, in the case of information received from the REIT or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE BROUGHT, HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide or cause to be provided all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 Releases of Subsidiary Guarantors.

(a) Investment Grade Release. If at any time the Borrower or the REIT obtains an Investment Grade Credit Rating, the Administrative Agent shall (at the sole cost of the Borrower and pursuant to documentation reasonably satisfactory to the Administrative Agent) promptly release all of the Subsidiary Guarantors (other than any Unencumbered Property Subsidiary that is (i) a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness of the REIT or the Borrower or (ii) a Specified Guarantor) from their obligations under the Guaranty (the “Investment Grade Release”), subject to satisfaction of the following conditions:

(i) The Borrower shall have delivered to the Administrative Agent, on or prior to the date that is ten (10) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Investment Grade Release is to be effected, an Officer’s Certificate,

(A) certifying that the Borrower has obtained an Investment Grade Credit Rating, and

(B) notifying the Administrative Agent and the Lenders that it is requesting the Investment Grade Release and identifying the Subsidiary Guarantors to be released; and

(C) certifying that no Subsidiary Guarantor to be released is (x) a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness of the REIT or the Borrower or (y) a Specified Guarantor; and

(ii) The Borrower shall have submitted to the Administrative Agent and the Lenders, within one (1) Business Day prior to the date on which the Investment Grade Release is to be effected, an Officer’s Certificate certifying to the Administrative Agent and the Lenders that, immediately before and immediately after giving effect to the Investment Grade Release,

(A) no Default has occurred and is continuing or would result therefrom (including as a result of the failure to satisfy the Minimum Property Condition), and

(B) the representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date of such release and immediately after giving effect to such release, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 11.19(a), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) Release upon Disposition of Equity Interests. In the event that all of the capital stock or other Equity Interests of any Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by Section 7.05 (except to the extent that such sale or disposition is to the Borrower or any other Loan Party), then, at the request of the Borrower, such Subsidiary Guarantor shall be released from its obligations under the Guaranty, subject to satisfaction of the following conditions:

(i) the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a written request for such release (a “Guarantor Release Notice”) which shall identify the Subsidiary Guarantor to which it applies and the proposed date of the release,

(ii) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such release and, both before and after giving effect to such release, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification and (C) for purposes of this

Section 11.19(b), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01,

(iii) immediately after giving effect to such release the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11,

(iv) no Default shall have occurred and be continuing or would result under any other provision of this Agreement after giving effect to such release (including as a result of the failure to satisfy the Minimum Property Condition), and

(v) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) through (iv) above have been satisfied.

The Administrative Agent will (at the sole cost of the Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Borrower or such Subsidiary Guarantor may reasonably request to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, which documents shall be reasonably satisfactory to the Administrative Agent.

(c) Release following an Investment Grade Release. At any time following an Investment Grade Release, at the request of the Borrower the Administrative Agent may release any Subsidiary Guarantor from its obligations under the Guaranty, subject to satisfaction of the following conditions:

(i) the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a Guarantor Release Notice (which notice shall specify, inter alia, that the Subsidiary Guarantor to which such notice relates will not be a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness of the REIT or the Borrower after giving effect to the requested release),

(ii) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such release and, both before and after giving effect to such release, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification and (C) for purposes of this Section 11.19(c), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01,

(iii) immediately after giving effect to such release the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11,

(iv) no Default shall have occurred and be continuing (unless such Default relates solely to an Unencumbered Eligible Property owned or leased by such Subsidiary Guarantor and such Unencumbered Eligible Property will not be included for purposes of determining Unencumbered Asset Value after giving effect to such release) or would result under any other provision of this Agreement after giving effect to such release (including as a result of the failure to satisfy the Minimum Property Condition), and

(v) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) through (iv) above have been satisfied.

The Administrative Agent will (at the sole cost of the Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Borrower or such Subsidiary Guarantor may reasonably request to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, which documents shall be reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall promptly notify the Lenders of any such release hereunder, and this Agreement and each other Loan Document shall be deemed amended to delete the name of any Subsidiary Guarantor released pursuant to this Section 11.19.

11.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:	/s/ Vito Messina

	Name:	Vito Messina

	Title:	Senior Vice President

Paramount Group, Inc., a Maryland corporation, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

1301 Properties Owner LP, a Delaware limited partnership, as a Guarantor

By:	1301 Properties GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Vice President

1301 Properties GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Vice President

1301 Mezzanine Borrower LP, a Delaware limited partnership, as a Guarantor

By:	1301 Properties Mezz GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Vice President

1301 Properties Mezz GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Vice President

1301 Properties LP, a Delaware limited partnership, as a Guarantor

By:	1301 Managing Member, L.L.C., a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Managing Member, L.L.C., a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Avenue of the Americas Limited Partnership, a Delaware limited partnership, as a Guarantor

By:	1301 Avenue of the Americas GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Avenue of the Americas GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

PGREF V 1301 Sixth Avenue Acquisition LP, a Delaware limited partnership, as a Guarantor

By:	1301 Sixth Acquisition GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Acquisition GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Avenue Mezzanine I LP, a Delaware limited partnership, as a Guarantor

By:	1301 Sixth Mezz I GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Mezz I GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Avenue Mezzanine II LP, a Delaware limited partnership, as a Guarantor

By:	1301 Sixth Mezz II GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Mezz II GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Avenue Mezzanine III LP, a Delaware limited partnership, as a Guarantor

By:	1301 Sixth Mezz III GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Mezz III GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Avenue Mezzanine IV LP, a Delaware limited partnership, as a Guarantor

By:	1301 Sixth Mezz IV GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

1301 Sixth Mezz IV GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

PGREF V 1301 Participating LP, a Delaware limited partnership, as a Guarantor

By:	1301 Participating GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

1301 Participating GP LLC, a Delaware limited liability company, as a Guarantor Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

PGREF V 1301 Sixth Holding LP, a Delaware limited partnership, as a Guarantor

By:	PGREF V 1301 Sixth Investors GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Vice President

PGREF V 1301 Sixth Investors GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Vice President

PGREF V 1301 Sixth Investors II LP, a Delaware limited partnership, as a Guarantor

By:	PGREF V 1301 Sixth Investors GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Vice President

PGREF V 1301 Sixth Investors III LP, a Delaware limited partnership, as a Guarantor

By:	PGREF V 1301 Sixth Investors GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

PGREF V 1301 Sixth Investors IV LP, a Delaware limited partnership, as a Guarantor

By:	PGREF V 1301 Sixth Investors GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

PGREF V 1301 Sixth Investors V LP, a Delaware limited partnership, as a Guarantor

By:	PGREF V 1301 Sixth Investors GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

Paramount Group Real Estate Fund V (CIP) Sub LP, a Delaware limited partnership, as a Guarantor

By:	Paramount Group Real Estate Fund V (CIP) Sub GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior VP

Paramount Group Real Estate Fund V (CIP) Sub GP LLC, a Delaware limited partnership, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

Paramount Group Real Estate Fund V (Core) Sub LP, a Delaware limited partnership, as a Guarantor

By:	Paramount Group Real Estate Fund V (Core) Sub GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

Paramount Group Real Estate Fund V (Core) Sub GP LLC, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

PGREF V Parallel Fund Sub Holdco, LP, a Delaware limited partnership, as a Guarantor

By:	PGREF V Parallel Fund Sub Holdco GP, LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior VP

PGREF V Parallel Fund Sub Holdco GP, LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior VP

PGREF IV Holdco LP, a Delaware limited partnership, as a Guarantor

By:	PGREF IV Holdco GP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

PGREF IV Holdco GP LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	VP

Paramount Group Real Estate Fund IV Sub LP, a Delaware limited partnership, as a Guarantor

By:	Paramount Group Real Estate Fund IV Sub GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior VP

Paramount Group Real Estate Fund IV Sub GP LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior VP

PGREF IV Parallel Fund Sub Holdco, LP, a Delaware limited partnership, as a Guarantor

By:	PGREF IV Parallel Fund Sub Holdco GP, LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

PGREF IV Parallel Fund Sub Holdco GP, LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

1325 Avenue of the Americas, L.P, a New York limited partnership, as a Guarantor

By:	1325 Rental GP, L.L.C., a Delaware limited liability company
Its:	General Partner

By:	/s/ Albert Behler
	Name:	Albert Behler
	Title:	President

1325 Rental GP, L.L.C., a Delaware limited liability company, as a Guarantor

By:	/s/ Albert Behler
	Name:	Albert Behler
	Title:	President

MRI-1325 Rental, LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Albert Behler
	Name:	Albert Behler
	Title:	President

2099 Owner LP, a Delaware limited partnership, as a Guarantor

By:	PGREF IV 2099 Penn Investors GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

PGREF IV 2099 Penn Investors GP LLC, a Delaware limited liability company, as a Guarantor

	By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
	Its:	Manager

	By:	Paramount Group, Inc., a Maryland corporation
	Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

425 Eye Street NW, L.P., a Delaware limited partnership, as a Guarantor

By:	PGREF I 425 GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

PGREF I 425 GP LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

Paramount Group Real Estate Fund I Sub LP, a Delaware limited partnership, as a Guarantor

By:	Paramount Group Real Estate Fund I Sub GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior VP

Paramount Group Real Estate Fund I Sub GP LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior VP

Paramount Group Property-Asset Management LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

Paramount Group Property-Asset Management TRS LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

Arcade Associates GP, a Delaware general partnership, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	General Partner

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

By:	New Arcade GP, LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Manager

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

Paramount Group Management LP, a Delaware limited partnership, as a Guarantor

By:	Paramount Group Management GP LLC, a Delaware limited liability company
Its:	General Partner

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Sole Member

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

Paramount Group Management GP LLC, a Delaware limited liability company, as a Guarantor

By:	Paramount Group Operating Partnership LP, a Delaware limited partnership
Its:	Sole Member

By:	Paramount Group, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Darleen R. Parmelee

Name:	Darleen R. Parmelee

Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Asad Rafiq

Name:	Asad Rafiq

Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Lender and L/C Issuer

By:	/s/ Michael King

Name:	Michael King

Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Andrew W. Hussion

Name:	Andrew W. Hussion

Title:	Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ James F. Griffith

Name:	James F. Griffith

Title:	Managing Director

By:	/s/ Alexander B. V. Johnson

Name:	Alexander B. V. Johnson

Title:	Managing Director

CITIBANK, N.A., as a Lender

By:	/s/ John Rowland

Name:	John Rowland

Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Bill O’Daly

Name:	Bill O’Daly

Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta

Name:	D. Andrew Maletta

Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz

Name:	Rebecca Kratz

Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mohammad Hasan

Name:	Mohammad Hasan

Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Joshua Freedman

Name:	Joshua Freedman

Title:	Authorized Signatory

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas

Name:	Lana Gifas

Title:	Director

By:	/s/ Jennifer Anderson

Name:	Jennifer Anderson

Title:	Associate Director

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Rick Laudisi

Name:	Rick Laudisi

Title:	Managing Director

HSBC BANK USA, NATIONAL ASOCIATION, as a Lender

By:	/s/ Barbara E. Isaacman

Name:	Barbara E. Isaacman

Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David Heller

Name:	David Heller

Title:	Senior Vice President

Schedule 1.01A

Closing Date Unencumbered Eligible Properties

1.	1301 Avenue of the Americas, New York, New York

2.	1325 Avenue of the Americas, New York, New York

3.	2099 Pennsylvania Avenue, Washington, D.C.

4.	425 Eye Street Washington, D.C.

Schedule 1.01B

Disqualified Assignees

1.	Ares Management, L.P. (whose subsidiary acquired AREA Property Partners, L.P. which was formerly known as Apollo Real Estate Advisors)

2.	Boston Properties Inc.

3.	Brookfield Property Partners L.P.

4.	Empire State Realty Trust

5.	Kilroy Realty Corporation

6.	Mack-Cali Realty Corp.

7.	Piedmont Office Realty Trust Inc.

8.	Prime Property Fund, LLC

9.	SL Green Realty Corp.

10.	Tishman Speyer Properties, L.P.

11.	Vornado Realty Trust

Schedule 1.01C

REIT L/Cs

Applicant	Issuer	Issue Date	Beneficiary	Current Amount
PPF Paramount One Market Plaza Owner, L.P.	Bank of America, N.A.	November 24, 2014	Landesbank Baden-Württemberg, New York Branch	$66,666,666.67
PPF Paramount One Market Plaza Owner, L.P.	Morgan Stanley Bank, N.A.	November 24, 2014	Landesbank Baden-Württemberg, New York Branch	$66,666,666.66
PPF Paramount One Market Plaza Owner, L.P.	Wells Fargo, N.A.	November 24, 2014	Landesbank Baden-Württemberg, New York Branch	$66,666,666.67

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving A Commitment	Revolving A Credit Facility %	Revolving B Commitment	Revolving B Credit Facility %	Total Commitment	Total %
Bank of America, N.A.	$85,833,333.33	10.729166666%	$66,666,666.67	33.333333335%	$152,500,000.00	15.250000000%

Morgan Stanley Bank, N.A.	$83,333,333.34	10.416666668%	$66,666,666.66	33.333333330%	$150,000,000.00	15.000000000%

Wells Fargo Bank, N.A.	$83,333,333.33	10.416666666%	$66,666,666.67	33.333333335%	$150,000,000.00	15.000000000%

Deutsche Bank	$62,500,000.00	7.812500000%	$0.00	0.000000000%	$62,500,000.00	6.250000000%

Citibank, N.A.	$50,000,000.00	6.250000000%	$0.00	0.000000000%	$50,000,000.00	5.000000000%

Credit Suisse	$50,000,000.00	6.250000000%	$0.00	0.000000000%	$50,000,000.00	5.000000000%

Goldman Sachs Bank USA	$50,000,000.00	6.250000000%	$0.00	0.000000000%	$50,000,000.00	5.000000000%

JPMorgan Chase Bank, N.A.	$50,000,000.00	6.250000000%	$0.00	0.000000000%	$50,000,000.00	5.000000000%

RBC	$50,000,000.00	6.250000000%	$0.00	0.000000000%	$50,000,000.00	5.000000000%

UBS	$50,000,000.00	6.250000000%	$0.00	0.000000000%	$50,000,000.00	5.000000000%

Bank of New York Mellon	$60,000,000.00	7.500000000%	$0.00	0.000000000%	$60,000,000.00	6.000000000%

HSBC Bank USA, National Association	$50,000,000.00	6.250000000%	$0.00	0.000000000%	$50,000,000.00	5.000000000%

U.S. Bank National Association	$75,000,000.00	9.375000000%	$0.00	0.000000000%	$75,000,000.00	7.500000000%

Total	$800,000,000.00	100.000000000%	$200,000,000.00	100.000000000%	$1,000,000,000.00	100.000000000%

Schedule 5.13

Subsidiaries; Equity Interests; Loan Parties

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
Paramount Group Operating Partnership LP	Delaware	Limited Partnership	37-1765091
Paramount Group, Inc.	Maryland	Corporation	32-0439307
1301 Properties Owner LP	Delaware	Limited Partnership	26-3011903
1301 Properties GP LLC	Delaware	Limited Liability Company	26-3011903
1301 Mezzanine Borrower LP	Delaware	Limited Partnership	26-3011903
1301 Properties Mezz GP LLC	Delaware	Limited Liability Company	27-4708433
1301 Properties LP	Delaware	Limited Partnership	26-3011903
1301 Managing Member, L.L.C.	Delaware	Limited Liability Company	27-4709470
1301 Avenue of the Americas Limited Partnership	Delaware	Limited Partnership	26-3011903
1301 Avenue of the Americas GP LLC	Delaware	Limited Liability Company	27-4709320
PGREF V 1301 Sixth Avenue Acquisition LP	Delaware	Limited Partnership	26-3011903
1301 Sixth Acquisition GP LLC	Delaware	Limited Liability Company	27-4709564
1301 Sixth Avenue Mezzanine I LP	Delaware	Limited Partnership	26-3011903

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
1301 Sixth Mezz I GP LLC	Delaware	Limited Liability Company	27-4708811
1301 Sixth Avenue Mezzanine II LP	Delaware	Limited Partnership	26-3011903
1301 Sixth Mezz II GP LLC	Delaware	Limited Liability Company	27-4708960
1301 Sixth Avenue Mezzanine III LP	Delaware	Limited Partnership	26-3011903
1301 Sixth Mezz III GP LLC	Delaware	Limited Liability Company	27-4709043
1301 Sixth Avenue Mezzanine IV LP	Delaware	Limited Partnership	26-3011903
1301 Sixth Mezz IV GP LLC	Delaware	Limited Liability Company	27-4709176
PGREF V 1301 Participating LP	Delaware	Limited Partnership	26-3011903
1301 Participating GP LLC	Delaware	Limited Liability Company	26-3011881
PGREF V 1301 Sixth Holding LP	Delaware	Limited Partnership	26-3011833
PGREF V 1301 Sixth Investors GP LLC	Delaware	Limited Liability Company	26-3011677
PGREF V 1301 Sixth Investors II LP	Delaware	Limited Partnership	26-3012080
PGREF V 1301 Sixth Investors III LP	Delaware	Limited Partnership	26-3011738
PGREF V 1301 Sixth Investors IV LP	Delaware	Limited Partnership	26-3011760
PGREF V 1301 Sixth Investors V LP	Delaware	Limited Partnership	26-3011789
1325 Avenue of the Americas, L.P.	New York	Limited Partnership	13-4064942

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
1325 Rental GP, L.L.C.	Delaware	Limited Liability Company	13-4042897
MRI-1325 Rental, LLC	Delaware	Limited Liability Company	27-4708101
2099 Owner LP	Delaware	Limited Partnership	30-0710967
PGREF IV 2099 Penn Investors GP LLC	Delaware	Limited Liability Company	61-1669291
425 Eye Street NW, L.P.	Delaware	Limited Partnership	20-2650173
PGREF I 425 GP LLC	Delaware	Corporation	20-2585178
Paramount Group Real Estate Fund V (CIP) Sub LP	Delaware	Limited Partnership	47-1971053
Paramount Group Real Estate Fund V (CIP) Sub GP LLC	Delaware	Limited Liability Company	30-0841720
Paramount Group Real Estate Fund V (Core) Sub LP	Delaware	Limited Partnership	47-1971324
Paramount Group Real Estate Fund V (Core) Sub GP LLC	Delaware	Limited Liability Company	61-1746042
PGREF V Parallel Fund Sub Holdco, LP	Delaware	Limited Partnership	61-1746169
PGREF V Parallel Fund Sub Holdco GP, LLC	Delaware	Limited Liability Company	47-1914993
PGREF IV Holdco LP	Delaware	Limited Partnership	26-3011654
PGREF IV Holdco GP LLC	Delaware	Limited Liability Company	26-3011635
Paramount Group Real Estate Fund IV Sub LP	Delaware	Limited Partnership	47-1970919
Paramount Group Real Estate Fund IV Sub GP LLC	Delaware	Limited Liability Company	32-0449227

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
PGREF IV Parallel Fund Sub Holdco, LP	Delaware	Limited Partnership	30-0841885
PGREF IV Parallel Fund Sub Holdco GP, LLC	Delaware	Limited Liability Company	47-1914866
Arcade Associates GP	Delaware	General Partnership	13-3244923
Paramount Group Real Estate Fund I Sub LP	Delaware	Limited Partnership	47-1970820
Paramount Group Real Estate Fund I Sub GP LLC	Delaware	Limited Liability Company	35-2516457
1899 Penn Owner LP	Delaware	Limited Partnership	27-3279492
40 West 53rd Associates Limited Partnership	Delaware	Limited Partnership	26-1528583
440 Ninth Avenue, L.P.	Delaware	Limited Partnership	26-1594483
50 Beale Inc.	Delaware	Corporation	45-5582015
50 Beale Fund VII-H Co-Managing GP, LLC	Delaware	Limited Liability Company	35-2524706
50 Beale Fund VII-H Investment LP	Delaware	Limited Partnership	47-1747722
50 Beale Fund VII Managing GP, LLC	Delaware	Limited Liability Company	32-0446140
50 Beale Fund VII-PSERS COI, LP	Delaware	Limited Partnership	47-1588542
50 Beale Holdco LP	Delaware	Limited Partnership	47-1595977
50 Beale Street LLC	Delaware	Limited Liability Company	80-0833057

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
50 Beale TRS Inc.	Delaware	Corporation	45-5585524
712 Fifth Avenue G.P., L.L.C.	Delaware	Limited Liability Company	13-4003004
712 Fifth Avenue, L.P.	New York	Limited Partnership	13-3076147
900 Third Avenue, L.P.	Delaware	Limited Partnership	13-4077175
900 Third GP, LLC	Delaware	Limited Liability Company	36-2839126
ColFin PGRESS JV, L.P.	Delaware	Limited Partnership	45-5382162
Forum Rental Investments, Inc.	Delaware	Corporation	36-2980676
Imperial Rental Investments, Inc.	Delaware	Corporation	36-2980677
Kommanditgesellschaft Gundstucksgesellschaft EKZ Schwedt m.b.H. & Co.	Germany	Limited Liability Company	98-1185979
Liberty Place Owner LP	Delaware	Limited Partnership	45-2442565
Milton 712, LLC	Delaware	Limited Liability Company	13-3033559
Milton Rental Investments, Inc.	Delaware	Corporation	13-3033559
MRI V-CIP LP, LLC	Delaware	Limited Liability Company	27-2885811
MRI-900 Rental Investments, LLC	Delaware	Limited Liability Company	13-4078956
MRI Waterview, LLC	Delaware	Limited Liability Company	20-8987932
New Arcade GP, LLC	Delaware	Limited Liability Company	35-2518015
Paramount V-CIP LP, L.L.C.	Delaware	Limited Liability Company	27-2885975

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
Paramount Development and Investment, Inc.	Delaware	Corporation	13-3826856
Paramount Fund Verwaltungs-GmbH	Germany	Limited Liability Company	98-0446748
Paramount Fund III Verwaltungs-GmbH	Germany	Limited Liability Company	98-0478459
Paramount Fund IV Verwaltungs-GmbH	Germany	Limited Liability Company	98-0587649
Paramount Fund V Verwaltungs-GmbH	Germany	Limited Liability Company	98-0563017
Paramount GREF, L.L.C.	Delaware	Limited Liability Company	20-0780812
Paramount GREF III, L.L.C.	Delaware	Limited Liability Company	20-3808330
Paramount GREF IV, L.L.C.	Delaware	Limited Liability Company	26-2466446
Paramount GREF V, L.L.C.	Delaware	Limited Liability Company	26-1528447
Paramount GREF V (CIP), L.L.C.	Delaware	Limited Liability Company	27-2152747
Paramount GREF VII, LLC	Delaware	Limited Liability Company	90-0864156
Paramount GREF VIII, LLC	Delaware	Limited Liability Company	30-0814901
Paramount GREF RDF, LLC	Delaware	Limited Liability Company	38-3911797
Paramount Group Funds Holding LLC	Delaware	Limited Liability Company	45-3806256
Paramount Group Limited Partner LLC	Delaware	Limited Liability Company	32-0439307
Paramount Group Management LP	Delaware	Limited Partnership	47-1887984
Paramount Group Management GP, LLC	Delaware	Limited Liability Company	47-1880208
Paramount Group Operating Partnership LP	Delaware	Limited Partnership	73-1765091

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
Paramount Group Real Estate Advisor LLC	Delaware	Limited Liability Company	32-0369015
Paramount Group Real Estate Fund II, L.P.	Delaware	Limited Partnership	20-2734431
Paramount Group Real Estate Fund III, L.P.	Delaware	Limited Partnership	20-3808365
Paramount Group Real Estate Fund VII, LP	Delaware	Limited Partnership	46-2553287
Paramount Group Real Estate Fund VII-H, LP	Cayman Islands	Limited Partnership	46-2564422
Paramount Group Real Estate Fund VIII, LP	Delaware	Limited Partnership	46-5175204
Paramount Group Real Estate Fund RDF-LF, LP	Delaware	Limited Partnership	46-3300714
Paramount Group Real Estate International Mgmt Inc.	Delaware	Corporation	80-0877940
Paramount Group Real Estate Special Situations Fund, L.P.	Delaware	Limited Partnership	26-3857617
Paramount Group Real Estate Special Situations Fund-A, L.P.	Delaware	Limited Partnership	45-2682075
Paramount Group Real Estate Special Situations Fund – H LP	Delaware	Limited Partnership	90-0939720
Paramount Group Residential Development Fund, LP	Delaware	Limited Partnership	46-3186609
Paramount Real Estate Fund I GmbH & Co. KG	Germany	Limited Partnership	98-0440291
Paramount Real Estate Fund III GmbH & Co. KG	Germany	Limited Partnership	37-1519042
Paramount Real Estate Fund IV GmbH & Co. KG	Germany	Limited Partnership	98-0587652
Paramount Real Estate Fund V GmbH & Co. KG	Germany	Limited Partnership	98-0563018

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
PGRE Fund RDF-LF Blocker-A, LP	Delaware	Limited Partnership	46-3318422
PGREF I 1633 Broadway Land, L.P.	Delaware	Limited Partnership	20-5769981
PGREF I 1633 Broadway Tower, L.P.	Delaware	Limited Partnership	20-5770026
PGREF I Paramount Plaza, L.P.	Delaware	Limited Partnership	20-5769927
PGREF I Paramount Plaza GP, LLC	Delaware	Limited Liability Company	20-5769885
PGREF I Paramount Plaza Holding GP, LLC	Delaware	Limited Liability Company	30-0408635
PGREF II 60 Wall GP, LLC	Delaware	Limited Liability Company	51-0635796
PGREF II 60 Wall Investors GP, LLC	Delaware	Limited Liability Company	65-1305597
PGREF II 60 Wall Street, L.P.	Delaware	Limited Partnership	26-0228189
PGREF II 60 Wall Street Investors, L.P.	Delaware	Limited Partnership	65-1305606
PGREF III 440 Ninth GP, LLC	Delaware	Limited Liability Company	26-1594448
PGREF III 440 Ninth Investor GP, LLC	Delaware	Limited Liability Company	26-1795499
PGREF III 440 Ninth Investor, L.P.	Delaware	Limited Partnership	26-1795553
PGREF III 900 GP, LLC	Delaware	Limited Liability Company	26-0292494
PGREF III 900 Third, L.P.	Delaware	Limited Partnership	26-0292456
PGREF III OMP Preferred Investor, L.P.	Delaware	Limited Partnership	27-2177414
PGREF III OMP Prime Interest LP	Delaware	Limited Partnership	35-2497626

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
PGREF III One Market GP, LLC	Delaware	Limited Liability Company	26-0360471
PGREF III One Market Investor GP, LLC	Delaware	Limited Liability Company	26-0360409
PGREF III One Market Plaza Investor, L.P.	Delaware	Limited Partnership	26-0360437
PGREF III Wall Street GP, LLC	Delaware	Limited Liability Company	26-0266537
PGREF III Wall Street Investor, L.P.	Delaware	Limited Partnership	26-0266574
PGREF IV 1899 Penn Investors GP LLC	Delaware	Limited Liability Company	27-3278487
PGREF IV 900 Third, L.P.	Delaware	Limited Partnership	45-4822824
PGREF IV 900 Third Investors GP LLC	Delaware	Limited Liability Company	38-3870859
PGREF IV Parallel Fund Sub US, LP	Delaware	Limited Partnership	38-3920408
PGREF IV Parallel Fund Sub US GP, LLC	Delaware	Limited Liability Company	38-3940459
PGREF V 31 West 52nd GP, LLC	Delaware	Limited Liability Company	26-1528511
PGREF V 31 West 52nd Street Investors, L.P.	Delaware	Limited Partnership	26-1528583
PGREF V 40 West 53rd GP, LLC	Delaware	Limited Liability Company	26-1528636
PGREF V-CIP MGT Holding, LLC	Delaware	Limited Liability Company	27-2886109
PGREF V (Core) Parallel Fund Sub US GP, LLC	Delaware	Limited Liability Company	37-1765845
PGREF V (Core) Parallel Fund Sub US, LP	Delaware	Limited Partnership	80-0965658
PGREF V Holdco LP	Delaware	Limited Partnership	45-2438445

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
PGREF V Holdco GP LLC	Delaware	Limited Liability Company	90-0732187
PGREF V Liberty Place Investors GP LLC	Delaware	Limited Liability Company	32-0345029
PGRESS 2 Herald LP	Delaware	Limited Partnership	61-1725835
PGRESS 2 Herald GP LLC	Delaware	Limited Liability Company	46-4215619
PGRESS 470 Member GP LLC	Delaware	Limited Liability Company	46-4162222
PGRESS 470 Member LP	Delaware	Limited Partnership	80-0962013
PGRESS-A REIT, LP	Delaware	Limited Partnership	32-0423359
PGRESS Debt 666 Noteholder LP	Delaware	Limited Partnership	45-2822117
PGRESS Debt 666 Noteholder GP LLC	Delaware	Limited Liability Company	45-2814470
PGRESS Debt Holdings LP	Delaware	Limited Partnership	45-2745329
PGRESS Debt OCS JVMember LP	Delaware	Limited Partnership	45-5334797
PGRESS Debt OCS JVMember GP LLC	Delaware	Limited Partnership	45-5333431
PGRESS Equity Holdings LP	Delaware	Limited Partnership	80-0961261
PGRESS Equity Holdings 2 LP	Delaware	Limited Partnership	80-0830299
PGRESS Equity Holdings 2 GP LLC	Delaware	Limited Liability Company	32-0381072
PGRESS Equity Holdings 3 LP	Delaware	Limited Partnership	90-1031893

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
PGRESS GP LLC	Delaware	Limited Liability Company	26-3866702
PGRESS GP-H LLC	Delaware	Limited Liability Company	32-0402394
PGRESS H Limited Partner LLC	Delaware	Limited Liability Company	90-0939692
PGRESS Management Holding, LLC	Delaware	Limited Liability Company	26-3877216
PGRESS OCS GP LLC	Delaware	Limited Liability Company	45-5595149
PGRESS OCS JV Member LP	Delaware	Limited Partnership	90-0864422
PPF OFF One Market Plaza TRS, LLC	Delaware	Limited Liability Company	11-3813561
PPF Paramount 75 Howard Garage, L.P.	Delaware	Limited Partnership	13-4358034
PPF Paramount GP, LLC	Delaware	Limited Liability Company	39-2074128
PPF Paramount One Market Plaza, LP	Delaware	Limited Partnership	06-1822510
PPF Paramount One Market Plaza Owner, L.P.	Delaware	Limited Partnership	06-1811480
RDF 75 Howard LP	Delaware	Limited Partnership	37-1751048
RDF 75 Howard GP LLC	Delaware	Limited Liability Company	36-4777366
WvF – Paramount 745 Investor, LP	Delaware	Limited Partnership	42-1532325
WvF – Paramount 745 Property, LP	Delaware	Limited Partnership	42-1532324
1325 Avenue Merger Sub LP	Delaware	Limited Partnership	37-1769111
1325 Avenue Merger Sub GP LLC	Delaware	Limited Liability Company	47-2295047

Entity	Jurisdiction of Organization	Type of Organization	Tax Payer FEIN
Paramount Group Property-Asset Management LLC	Delaware	Limited Liability Company	47-2261382
Paramount Group Property-Asset Management TRS LLC	Delaware	Limited Liability Company	47-2261279
Paramount Group Management TRS German Holdco LLC	Delaware	Limited Liability Company	47-2375394
Paramount Acquisition and Development LLC	Delaware	Limited Liability Company	47-2375317

Schedule 11.02

Administrative Agent’s Office; Certain Addresses for Notices

PARAMOUNT GROUP OPERATING PARTNERSHIP LP:

Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, NY 10019

Attention: David Spence

Telephone: 212-237-3113

Facsimile: 212-237-3197

Electronic Mail: dspence@paramount-group.com

Website Address:        http://www.paramount-group.com/index-home.shtml

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 N. TRYON STREET

Mail Code: NC1-001-05-46

CHARLOTTE, NC 28255

Attention: MELANIE BRICHANT

Telephone: 980-386-4828

Facsimile: 704-409-0550

Electronic Mail: MELANIE.BRICHANT@BAML.COM

Account No.: 1366212250600

Ref: PARAMOUNT GROUP OPERATING PARTNERSHIP, LP

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Gateway Village – 900 Building

900 W. Trade St

Mail Code: NC1-026-06-03

Charlotte NC 28255-0001

Attention: Patrick Devitt

Telephone: 980-387-4155

Facsimile: 704-409-0016

Electronic Mail: patrick.devitt@baml.com

L/C ISSUERS:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Telephone: 570.496.9619

Facsimile: 800.755.8740

Electronic Mail: tradeclientserviceteamus@baml.com

Morgan Stanley Bank, N.A.

1300 Thames Street

Thames Street Wharf

4th Floor

Baltimore, MD 21231

Attention: Letter of Credit Department

Telephone: (443) 627-4555

Facsimile: (212) 507-5010

Electronic Mail: MSB.LOC@MorganStanley.com

Wells Fargo Bank, National Association

608 Second Avenue South

11th Floor

Minneapolis, MN 55402

Attention: Arthur Fuller

Telephone: 612-667-4237

Facsimile: 866-720-0605

Electronic Mail: Arthur.fuller@wellsfargo.com

SWING LINE LENDER:

Bank of America, N.A.

101 N. TRYON STREET

Mail Code: NC1-001-05-46

CHARLOTTE, NC 28255

Attention: MELANIE BRICHANT

Telephone: 980-386-4828

Facsimile: 704-409-0550

Electronic Mail: MELANIE.BRICHANT@BAML.COM

Account No.: 1366212250600

Ref: PARAMOUNT GROUP OPERATING PARTNERSHIP, LP

ABA# 026009593

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving A Committed Borrowing

☐ A Borrowing of Revolving B Committed Borrowing

☐ A conversion or continuation of Committed Revolving A Credit Loans

☐ A conversion or continuation of Committed Revolving B Credit Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Committed Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of [Section 2.01(a)]1 [Section 2.01(b)]2 of the Agreement.

[1]	Include only in the case of a Revolving A Committed Borrowing (after giving effect to any Revolving A Committed Borrowing, (i) the Total A Outstandings shall not exceed the Revolving A Credit Facility and (ii) the Revolving A Credit Exposure of any Revolving A Lender shall not exceed such Revolving A Lender’s Revolving A Credit Commitment).
[2]	Include only in the case of a Revolving B Committed Borrowing (after giving effect to any Revolving B Committed Borrowing, (i) the Total B Outstandings shall not exceed the Revolving B Credit Facility and (ii) the Revolving B Credit Exposure of any Revolving B Lender shall not exceed such Revolving B Lender’s Revolving B Credit Commitment).

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:

Name:

Title:

Exhibit A-2

Form of Committed Loan Notice

EXHIBIT B-1

FORM OF BID REQUEST

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

The Revolving A Lenders are invited to make Bid Loans:

1. On                                          (a Business Day).

2. In an aggregate amount not exceeding $             (with any sublimits set forth below).1

3. Comprised of (select one):2

☐ Absolute Rate Loan	☐ Eurodollar Margin Bid Loan

Bid Loan No.	Interest Period requested	Maximum principal amount requested
1	days/mos	$
2	days/mos	$
3	days/mos	$

The Bid Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.03(a)3 of the Agreement.

[1]	Shall not be less than $10,000,000 or a whole multiple of $1,000,000 in excess thereof.
[2]	Shall not be a request for more than three different Interest Periods, shall be subject to the definition of “Interest Period” and shall not end later than the Maturity Date of the Revolving A Credit Facility.
[3]	After giving effect to any Bid Borrowing, (i) the Total A Outstandings shall not exceed the Revolving A Credit Facility, and (ii) the aggregate Outstanding Amount of all Bid Loans shall not exceed the Bid Loan Sublimit

Exhibit B-1-1

Form of Bid Request

The Borrower authorizes the Administrative Agent to deliver this Bid Request to the Revolving A Lenders. Responses by the Revolving A Lenders must be in substantially the form of Exhibit B-2 to the Agreement and must be received by the Administrative Agent by the time specified in Section 2.034 of the Agreement for submitting Competitive Bids.

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:

Name:

Title:

[4]	Not later than 10:30 a.m. (10:15 a.m. in the case of Bank of America) (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans

Exhibit B-1-2

Form of Bid Request

EXHIBIT B-2

FORM OF COMPETITIVE BID

            ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

In response to the Bid Request dated             ,         , the undersigned offers to make the following Bid Loan(s):

1.	Borrowing date: (a Business Day).

2.	In an aggregate amount not exceeding $ (with any sublimits set forth below).[1]

3.	Comprised of:

Bid Loan No.	Interest Period offered	Bid Maximum	Absolute Rate Bid or Eurodollar Margin Bid*
1	days/mos	$	(- +)%
2	days/mos	$	(- +)%
3	days/mos	$	(- +)%

[1]	(x) may be equal to, greater than or less than the Revolving A Credit Commitment of the bidding Revolving A Lender, (y) must be $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested
*	Expressed in multiples of 1/100th of a basis point.

Exhibit B-2-1

Form of Competitive Bid

Contact Person:	Telephone:

[REVOLVING A LENDER]

By:

Name:

Title:

******************************************************************************

THIS SECTION IS TO BE COMPLETED BY THE BORROWER IF IT WISHES TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:

Name:

Title:

Date:

Exhibit B-2-2

Form of Competitive Bid

EXHIBIT C

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.06(a) of the Agreement.

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:

Name:

Title:

Exhibit C-1

Form of Swing Line Loan Notice

EXHIBIT D-1

FORM OF REVOLVING A NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving A Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving A Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the applicable per annum rate set forth in the Agreement.

This Revolving A Note is one of the Revolving A Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving A Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving A Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving A Note and endorse thereon the date, amount and maturity of its Revolving A Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving A Note.

Exhibit D-1-1

Form of Revolving A Note

THIS REVOLVING A NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:

Name:

Title:

Exhibit D-1-2

Form of Revolving A Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D-1-3

Form of Revolving A Note

EXHIBIT D-2

FORM OF REVOLVING B NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving B Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving B Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving B Note is one of the Revolving B Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving B Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving B Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving B Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving B Note and endorse thereon the date, amount and maturity of its Revolving B Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving B Note.

Exhibit D-2-1

Form of Revolving B Note

THIS REVOLVING B NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:

Name:

Title:

Exhibit D-2-2

Form of Revolving B Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D-2-3

Form of Revolving B Note

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

The undersigned hereby certifies as of the date hereof that he/she is the [chief executive officer] [chief financial officer][treasurer][controller] of the REIT, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the REIT, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the REIT ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the REIT ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the REIT and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by such financial statements.

Exhibit E-1

Form of Compliance Certificate

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, no Default exists as of the date hereof.]

—or—

[to the best knowledge of the undersigned, the following is a list of each Default existing as of the date hereof and its nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

5. Unencumbered Asset Value as of the Financial Statement Date is $            . Attached hereto as Schedule 3 is a true and accurate calculation of Unencumbered Asset Value.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

PARAMOUNT GROUP, INC.

By:

Name:

Title:

Exhibit E-2

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	7.11(a)Maximum Consolidated Leverage Ratio

A.	ConsolidatedTotal Indebtedness as of the Statement Date:			$

B.	TotalAsset Value[1] as of the Statement Date:

	1.	Consolidated Group’s Ownership Share of NOI for the four fiscal quarter period most recently ended on or prior to the Statement Date (“Calculation Period”), (excluding the Consolidated Group’s Ownership Share of the NOI for any Property not owned for the entirety of the Calculation Period):	$

	2.	Capitalization Rate:	6%

	3.	Line I.B.1. ÷ Line I.B.2.:	$

	4.	Acquisition Price paid for any Property (other than land, or properties under construction or otherwise under development and not yet substantially complete) acquired that has not been owned for a period of four full fiscal quarters as of the Statement Date:	$

	5.	Cash and Cash Equivalents as of the end of the fiscal quarter most recently ended on or prior to the Statement Date:	$

	6.	Aggregate GAAP book value of all unimproved land owned as of the last day of the fiscal quarter most recently ended on or prior to the Statement Date:	$

	7.	Aggregate GAAP book value of all mortgage notes receivable as of the last day of the fiscal quarter most recently ended on or prior to the Statement Date:	$

[1]	The Consolidated Group’s Ownership Share of asserts held by Unconsolidated Affiliates (excluding assets of the type described in Line I.B.5.) will be included in the calculation of Total Asset Value on a basis consistent with the treatment for Wholly-Owned assets, and Total Asset Value shall not include the portion of the foregoing items and components referenced in Line I.B.1., Line I.B.4., Line I.B.5., Line I.B.6., Line I.B.7. and Line I.B.8. attributable to Minority Interests.

Exhibit E-3

Form of Compliance Certificate

	8.	Aggregate GAAP book value of all Properties under construction or otherwise under development and not substantially complete as of the last day of the fiscal quarter most recently ended on or prior to the Statement Date:	$

	9.	Total Asset Value (Line I.B.3. + Line I.B.4. + Line I.B.5. + Line I.B.6. + Line I.B.7. + Line I.B.8.):		$

C.	Maximum Consolidated Leverage Ratio (Line I.A. ≤ 60% of Line I.B.9.)				Compliance: (Yes or No)

Exhibit E-4

Form of Compliance Certificate

II.	7.11(b) Maximum Secured Leverage Ratio

A.	Consolidated Secured Indebtedness as of the Statement Date:	$

B.	Total Asset Value as of the Statement Date (Line I.B.9.):	$

C.	Maximum Secured Leverage Ratio (Line II.A. ≤ [50%][2][45%][3] of Line II.B.)		Compliance: (Yes or No)

[2]	As of any date prior to June 30, 2015
[3]	As of any date on or after June 30, 2015

Exhibit E-5

Form of Compliance Certificate

III.	7.11(c) Minimum Tangible Net Worth

A.	Consolidated Tangible Net Worth as of Statement Date:

	1.	Shareholders’ Equity as of the Statement Date:	$

	2.	Intangible Assets of REIT and its Subsidiaries as of the Statement Date:	$

	3.	Accumulated depreciation and amortization of the REIT and its subsidiaries as of the Statement Date:	$

	4.	Consolidated Tangible Net Worth (Line III.A.1. – Line III.A.2. + Line III.A.3.):		$

B.	75% of Consolidated Tangible Net Worth as of the Closing Date:				$3,524,470,000

C.	75% of aggregate Net Equity Proceeds received by REIT or Borrower after Closing Date:

	1.	Aggregate Net Equity Proceeds received by REIT or Borrower after Closing Date:	$

	2.	75% of Line III.C.1.:		$

D.	Line III.B. + Line III.C.2.:			$

E.	Minimum Tangible Net Worth (Line III.A.4. ≥ Line III.D.)				Compliance: (Yes or No)

Exhibit E-6

Form of Compliance Certificate

IV.	7.11(d) Minimum Fixed Charge Coverage Ratio

A.	Adjusted Consolidated EBITDA for the fiscal quarter ending on the Statement Date (“Subject Period”):

	1.	Consolidated EBITDA (Schedule 2):		$

	2.	Capital Expenditure Amount for all Properties for Subject Period:		$

	3.	Adjusted Consolidated EBITDA (Line IV.A.1. – Line IV.A.2.):			$

B.	Consolidated Fixed Charges[4] for Subject Period:

	1.	Consolidated Interest Expense for Subject Period:

		a.	Total interest expense of REIT and its consolidated Subsidiaries for Subject Period determined in accordance with GAAP (including, for the avoidance of doubt, interest attributable to Capitalized Leases), excluding the portion thereof attributable to Minority Interests:	$

		b.	Consolidated Group’s Ownership Share of total interest expense for Subject Period determined in accordance with GAAP (including, for the avoidance of doubt, interest attributable to Capitalized Leases) of each Unconsolidated Affiliate:	$

		c.	Consolidated Interest Expense (Line IV.B.1.a + Line IV.B.1.b):	$

	2.	Regularly scheduled payments of principal made or required to be made with respect to Indebtedness of REIT and its subsidiaries (excluding any balloon or bullet payments necessary to repay maturing Indebtedness in full) for Subject Period:		$

	3.	Restricted Payments with respect to preferred Equity Interests of REIT or a Subsidiary thereof that are paid in cash during Subject Period to a Person that is not a Wholly-Owned Subsidiary of the REIT:		$

[4]	Consolidated Fixed Charges shall not include the portion of Line IV.B.1.c, Line IV.B.2. and Line IV.B.3. attributable to Minority Interests.

Exhibit E-7

Form of Compliance Certificate

		4. Consolidated Group’s Ownership Share of the items and components referenced in Line IV.B.2. and Line IV.B.3. attributable to Consolidated Group’s interests in Unconsolidated Affiliates:	$

	5.	Consolidated Fixed Charges (Line IV.B.1.c + Line IV.B.2. + Line IV.B.3. + Line IV.B.4.):		$

C.	Minimum Fixed Charge Coverage Ratio (Line IV.A.3. ÷ Line IV.B.5.)				:1.00 (Minimum permitted is 1.50:1.00)

Exhibit E-8

Form of Compliance Certificate

V.	7.11(e) Maximum Unsecured Leverage Ratio

A.	Consolidated Unsecured Indebtedness as of the Statement Date:

	1.	Consolidated Total Indebtedness as of the Statement Date (Line I.A.):	$

	2.	Consolidated Secured Indebtedness as of the Statement Date (Line II.A.):	$

	3.	Consolidated Unsecured Indebtedness (Line V.A.1. – Line VI.A.2.)		$

B.	Unencumbered Asset Value (Schedule 3)			$

C.	Maximum Unsecured Leverage Ratio (Line V.A.3. < 60% of Line V.B.))				Compliance: (Yes or No)

VI.	7.11(f) Minimum Unencumbered Interest Coverage Ratio

A.	Aggregate Adjusted Unencumbered NOI with respect to all Unencumbered Eligible Properties for the Subject Period:			$

B.	Portion of Consolidated Interest Expense for the Subject Period attributable to Unsecured Indebtedness:			$

	Minimum Unencumbered Interest Coverage Ratio (Line VI.A. ÷ Line VI.B.)				:1.00 (Minimum permitted is 1.75 to 1.00)

Exhibit E-9

Form of Compliance Certificate

VII.	7.11(g) Maximum Secured Recourse Indebtedness

A.	Consolidated Secured Recourse Indebtedness as of the Statement Date:	$

B.	Total Asset Value as of the Statement Date (Line I.B.9.):	$

C.	Maximum Secured Recourse Indebtedness (Line VII.A. ≤ 5% of Line VII.B.)		Compliance: (Yes or No)

[Support for financial covenant calculations to be provided by the Borrower]

Exhibit E-10

Form of Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

	Consolidated EBITDA[5]		Quarter Ended

A.	Consolidated Net Income of the REIT

B.	+	depreciation and amortization expense

	+	Consolidated Interest Charges

	+	income tax expense

	+	amortization of intangibles (including goodwill) and organization costs

	+	non-recurring expenses or losses

	+	expenses or losses resulting from termination of Swap Contracts

	+	other non-cash charges (including non-cash impairment charges)

	+	commissions, guaranty fees, discounts and other fees and charges owed with respect to letters of credit and bankers; acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent costs are allocable to the Subject Period in accordance with GAAP

	+	Consolidated Group’s Ownership Share of the foregoing items and components in this Section B attributable to Unconsolidated Affiliates

	+	reasonable transaction fees and expenses incurred in respect of the IPO, the Senior Credit Facility and any Acquisition or debt incurrence (in each case whether or not consummated)

[5]	Without duplication to the extent already excluded pursuant to the determination of Consolidated EBTIDA, Consolidated EBITDA shall not include the portion of the items and components in Sections B and C of this Schedule 2 attributable to Minority Interests.

Exhibit E-11

Form of Compliance Certificate

C.	-	interest income (except to the extent deducted in determining Consolidated Net Income)

	-	non-recurring income or gains

	-	gain resulting from termination of Swap Contracts

- other non-cash income (including non-cash income arising from changes in fair market value of an asset)

- cash payments made in respect of expenses or losses resulting from non-cash charges (including non-cash impairment charges) subsequent to the fiscal quarter in which such non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income

- Consolidated Group’s Ownership Share of the foregoing items and components in this Section C attributable to Unconsolidated Affiliates

= Consolidated EBITDA

Exhibit E-12

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

Unencumbered Asset Value

(in accordance with the definition of Unencumbered Asset Value as set forth in the Agreement)

Exhibit E-13

Form of Compliance Certificate

EXHIBIT F-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor and [the][each] Assignee hereby agree as follows: [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

Exhibit F-1-1

Form of Assignment and Assumption

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Paramount Group Operating Partnership LP

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of November 24, 2014, among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7. Trade Date:                     ]11

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[6]	List each Assignor, as appropriate.
[7]	List each Assignee and, if available, its market entity identifier, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving A Credit Commitment”, “Revolving B Credit Commitment”, etc.).
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F-1-2

Form of Assignment and Assumption

ASSIGNOR[S][12]
[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S][13] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][14] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][15]

By:
Title:

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit F-1-3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Assignee and meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit F-1-4

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F-1-5

Form of Assignment and Assumption

EXHIBIT F-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(See Attached)

Exhibit F-2-1

Form of Administrative Questionnaire

ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY)	1

CONFIDENTIAL

1.	Borrower or Deal Name: Paramount Group, Inc.

E-mail this document with your commitment letter to: Marvin Sensabaugh

E-mail address of recipient: marvin.a.sensabaugh@baml.com

2.	Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #:

Fund Manager Name (if applicable):

Legal Address from Tax Document of Lender of Record:

Country:

Address:

City:                State/Province:                 Postal Code:

3. Domestic Funding Address:		4. Eurodollar Funding Address (if different than #3):

Street Address:		Street Address:

Suite/ Mail Code:		Suite/ Mail Code:

City:	State:	City:	State:

Postal Code:	Country:	Postal Code:	Country:

5.	Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:	Secondary Credit Contact:

First Name:	First Name:

Middle Name:	Middle Name:

Last Name:	Last Name:

Title:	Title:

Street Address:	Street Address:

Suite/Mail Code:	Suite/Mail Code:

City:	City:

State:	State:

Postal Code:	Postal Code:

Country:	Country:

Office Telephone #:	Office Telephone #:

Office Facsimile #:	Office Facsimile #:

Work E-Mail Address:	Work E-Mail Address:

SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Additional Syndtrak User Access:

Enter E-Mail Addresses of any respective contact who should have access to Syndtrak below.

SyndTrak E-Mail Addresses:

REV April 2014

ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY)	2

CONFIDENTIAL

Primary Operations Contact:	Secondary Operations Contact:
First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone: Facsimile:	Telephone: Facsimile:
E-Mail Address:	E-Mail Address:
SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Does Secondary Operations Contact need copy of notices?    YES  ☐    NO  ☐

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:
First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone: Facsimile:	Telephone: Facsimile:
E-Mail Address:	E-Mail Address:

6.	Lender’s Fed Wire Payment Instructions:

Pay to:

Bank Name:

ABA #:

City:                    State:

Account #:

Account Name:

Attention:

7. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name:

ABA #:

City:                    State:

Account #:

Account Name:

Attention:

Use Lender’s Fed Wire Payment Instructions in Section #6 above?    YES  ☐    NO  ☐

REV April 2014

ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY)	3

CONFIDENTIAL

8. Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):           -

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9  ☐    W-8BEN  ☐    W-8ECI  ☐    W-8EXP   ☐    W-8IMY  ☐

Tax Contact:

First:                MI:                 Last:

Title:

Street Address:

Suite/ Mail Code:

City:                State:

Postal Code:                Country:

Telephone:                Facsimile:

E-Mail Address:

SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form

W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

REV April 2014

ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY)	4

CONFIDENTIAL

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

9. Bank of America’s Payment Instructions:

Pay to:	Bank of America, N.A.

ABA # 026009593

New York, NY

Account #: 1366212250600

Attn: Corporate Credit Services

Ref: PARAMOUNT GROUP INC

REV April 2014

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                  , 20[    ]

Exhibit G-1-1

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                  , 20[    ]

Exhibit G-2-1

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit G-3-1

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                  , 20[    ]

Exhibit G-3-2

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), Paramount Group, Inc., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit G-4-1

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                  , 20[    ]

Exhibit G-4-2

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT H

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of             , 201     (this “Joinder Agreement”), made by the Subsidiary[ies] of Paramount Group, Inc., a Maryland corporation (the “REIT”), signatory hereto ([each a][the] “New Guarantor”) in favor of Bank of America, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders referred to in that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Paramount Group Operating Partnership LP, a Delaware limited partnership (the “Borrower”), the REIT, certain subsidiaries of the REIT from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the financial institutions party thereto as L/C Issuers.

1.	[The][Each] New Guarantor, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a)	join the Credit Agreement as a Guarantor, as indicated with its signature below;

(b)	be bound by all covenants, agreements and acknowledgments attributable to a Guarantor in the Credit Agreement; and

(c)	perform all obligations and duties required of it by the Credit Agreement.

2.	[The][Each] New Guarantor represents and warrants that:

(a)	the address, U.S. taxpayer identification number and jurisdiction of organization of such New Guarantor is set forth in Annex I to this Joinder Agreement; and

(b)	other than as set forth on Annex II to this Joinder Agreement, such New Guarantor has not changed its legal name or changed its state of formation in the two years preceding the date hereof.

3.	This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

Exhibit H-1

Form of Joinder Agreement

4.	Except as expressly supplemented hereby, the Credit Agreement and the Guaranty shall remain in full force and effect.

5.	THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit H-2

Form of Joinder Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NEW GUARANTOR[S]],
as [the][a] New Guarantor

By:
Name:
Title:

PARAMOUNT GROUP OPERATING PARTNERSHIP LP, as the Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit H-3

Form of Joinder Agreement

ANNEX I

TO JOINDER AGREEMENT

Name of Guarantor	Address	Taxpayer ID	Jurisdiction of Organization

Exhibit H-4

Form of Joinder Agreement

ANNEX II

TO JOINDER AGREEMENT

Name of Guarantor	Previous Legal Name	Date of Name Change	Previous Jurisdiction of Organization	Date of Jurisdiction Change

Exhibit H-5

Form of Joinder Agreement

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

I, the undersigned, [chief financial officer][chief accounting officer] of Paramount Group Operating Partnership LP (the “Borrower”), in such capacity and not in my individual capacity, DO HEREBY CERTIFY on behalf of the Loan Parties that:

1. This certificate is furnished pursuant to Section 4.01(a)(viii) of the Credit Agreement (as in effect on the date of this certificate; the capitalized terms defined therein being used herein as therein defined), dated as of November 24, 2014 among the Borrower, certain Affiliates of the Borrower identified therein as Guarantors, the Lenders party thereto, the L/C Issuers party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

2. After giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), (a) the fair value of the property of the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, (b) the present fair salable value of the assets of the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, on their debts as they become absolute and matured, (c) the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond the ability of the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, to pay such debts and liabilities as they mature, (d) the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the property of the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, would constitute an unreasonably small capital, and (e) the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

Exhibit I-1

Form of Solvency Certificate

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of                  , 201    .

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By:
Name:
Title:

Exhibit I-2

Form of Solvency Certificate